1891 Metro Center Drive
Reston, Virginia 20190
(703) 251-8500

LETTER FROM THE BOARD OF DIRECTORS

January 25, 2019

Dear Fellow Shareholders,

On behalf of the Board of Directors, thank you for your support and investment in MAXIMUS. We take the trust you place in us seriously, and we work to earn it every day.

We seek your voting support on the important issues described in this proxy statement. We also welcome your input throughout the year through the means we describe in this proxy.

Fiscal year 2018 was a time of transformation for MAXIMUS. As directors, we understand that our responsibility for overseeing and executing the Company’s succession planning is paramount. We are proud of the seamless transition of 15-year MAXIMUS veteran Bruce Caswell to the role of Chief Executive Officer effective April 1, 2018.

We have applied the same standards of succession and refreshment at the board level, adding two new women directors since 2016. Our board refresh will continue into 2019 and 2020, as three directors will be transitioning off the board. Search efforts for qualified new directors are already well underway.

We are excited by what we believe are long-term macro tail winds for our business: aging populations with complex health needs, changing requirements of governmental services, technological shifts and opportunities, evolving global demand and the strength derived from a broad and deep foundation of client relationships.

We have put compensation plans in place that encourage both the maintenance of existing relationships and the incentive to create or acquire new skills and service offerings. Please read about these in the following pages, support us with your votes and continue the journey with us as fellow investors.

Sincerely,
Peter B. Pond
Chairman of the Board

1891 Metro Center Drive
Reston, Virginia 20190
(703) 251-8500

LETTER FROM THE CHIEF EXECUTIVE OFFICER

January 25, 2019

Dear MAXIMUS Shareholders,

It is an honor to write to you as the new Chief Executive Officer of MAXIMUS. Since I assumed the role in April, MAXIMUS has embarked upon a digital transformation, extended our reach into new markets and customer areas and worked to offer more clinically-related services on a global scale. The team has also been focused on taking a fresh look at our long-term growth strategy to ensure that MAXIMUS is on the right path to continue evolving with the competitive landscape and delivering sustainable value to shareholders.

Strong Financial Performance

Solid execution, strong cash generation and consistent financial results defined our fiscal year 2018. In November 2018, we completed our largest acquisition to date when we acquired citizen engagement centers to expand our portfolio in the U.S. Federal market. With this acquisition, we have taken decisive action towards building scale, expanding our customer base and improving our competitive position in this priority market. We also increased our quarterly cash dividend and expanded our share buyback authorization. We remain focused on strategic M&A as a means to develop new growth platforms and create long-term shareholder value.

Serving our Clients

We are making continuous progress as we position MAXIMUS for its next phase. Our team is striving every day to help governments provide critical services to support the citizens they serve and to transform the customer experience. We made significant investments in our digital capabilities to provide differentiated solutions to clients and ultimately drive operational and cost efficiencies. We are leveraging robotic process automation, machine learning and other augmented intelligence, in addition to piloting new mobile solutions and virtual agents to streamline the user experience and improve workflow. We are excited to be at the forefront as we partner with our clients to provide innovative solutions to deliver the outcomes that matter for their programs.

Favorable Macro Environment

We see evidence that long-term macro trends remain in our favor as governments continue to grapple with a myriad of social challenges, including how to provide for the health and welfare of aging populations with increasingly complex health care needs and how to manage costs while effectively and efficiently running critical social programs. As an example, we see opportunities to blend our clinical-related services with new digital innovations as governments globally demand new ways to support diverse populations with specialized needs.

Supporting our People

Our diverse, talented and dedicated workforce drives our business. Our more than 30,000 employees enable us to better serve governments and citizens and support a variety of populations around the globe. In turn, our culture supports our people. We strive to create an inclusive culture as well as support our local communities. In fiscal year 2018, the MAXIMUS Foundation awarded more than 200 grants to nonprofits working to make a positive impact on the same individuals we serve every day. Additionally, we supported several disaster relief efforts, including those arising from Hurricane Florence and Hurricane Michael.

Every year we welcome the opportunity that our annual meeting gives us to receive your feedback. We ask for your voting support and encourage you to provide us input throughout the year.

Sincerely,
Bruce L. Caswell
Chief Executive Officer and President

1891 Metro Center Drive
Reston, Virginia 20190
(703) 251-8500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held March 20, 2019

The 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of MAXIMUS, Inc. ("MAXIMUS" or the "Company") will be held at our corporate headquarters at 1891 Metro Center Drive in Reston, Virginia on March 20, 2019 at 11:00 a.m. Eastern Time to consider and act upon the following matters:

1.	The election of three Class I Directors nominated by the Board of Directors of the Company to serve until the 2022 Annual Meeting of Shareholders.

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm for our 2019 fiscal year.

3.	An advisory vote to approve the compensation of the named executive officers.

4.	The transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Shareholders of record at the close of business on January 18, 2019 will be entitled to vote at the Annual Meeting or at any adjournment or postponement of the Annual Meeting.

The Board of Directors of MAXIMUS is making this proxy statement, our 2018 annual report on Form 10-K and a form of proxy available to you in connection with the solicitation of proxies by the Board of Directors for use at the 2019 Annual Meeting and at any adjournments or postponements of the Annual Meeting.

Under Securities and Exchange Commission ("SEC") rules, we have elected to furnish our proxy materials to shareholders over the Internet. We believe this will allow us to provide shareholders with the information they need while at the same time conserving natural resources and lowering the cost of printing and delivery. On or about February 4, 2019, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our 2019 proxy statement and 2018 annual report. The Notice also provides instructions on how to vote online and includes instructions on how to receive a paper copy of the proxy materials by mail.

We hope you will attend the Annual Meeting. Whether or not you plan to attend, your vote is very important, and we encourage you to vote promptly. There are several ways that you can cast your ballot -- by telephone, by Internet, by mail (if you request a paper copy) or in person at the Annual Meeting.

By Order of the Board of Directors
By:
David R. Francis
General Counsel and Secretary

This proxy statement is dated January 25, 2019 and is first being furnished to shareholders on or about February 4, 2019.

MAXIMUS, INC.

MAXIMUS AT A GLANCE

Who is MAXIMUS?

We are a US-based global company with more than 30,000 employees dedicated to helping governments on four continents administer their health and human services programs.

Our innovative solutions transform lives, strengthen communities and enable us to be a leader in supporting our clients’ needs while at the same time increasing our scope due to significant positive tailwinds including:

•	Rising demand for our services as a result of aging populations with complex health care needs;

•	Greater need to hire outside experts, such as MAXIMUS, and increased demand due to the growing complexity of programs, such as evolving eligibility requirements;

•	Creation of new opportunities in growing markets, such as long-term services and supports;

•	Increased global demand for our services due to emerging markets with increasing needs;

•	Increased appetite for outsourcing due to a desire for flexibility, scalability and accountability; and

•	An unrivaled reputation and long-term relationships with governments that enable us to:

•	Win long-term contracts

•	Achieve high renewal rates

•	Provide additional services to supplement our core services

•	Deliver strong and steady margins

•	Grow organically and through acquisitions.

How do we operate?

MAXIMUS operates in a sector with relatively few environmental and social-issue risks but many opportunities:

•	We are a leader in aiding people with disabilities and long-term health conditions into employment

•	We help people access, connect to, and use government benefits programs

•	We provide comprehensive employee benefits

•	Our Center for Employee Development provides enterprise-wide training

•	Our MAXIMUS University provides extensive education and advancement opportunities

•	We help clients reduce waste and increase reuse and recycling efforts

What was new with us in 2018?

In 2018, our President Bruce Caswell became our Chief Executive Officer while Peter Pond continued as our independent board chair. Our board refreshment process continued with the retirement of director Wellington Webb and an ongoing search for new director candidates.

OUR BOARD OF DIRECTORS

PROPOSAL 1 – ELECTION OF DIRECTORS

The MAXIMUS board of directors takes seriously the opportunity that you, our shareholders, have to cast votes to elect or re-elect us each year.

To do our jobs, we balance many interests, including:

•	maintaining long-term relationships while steadily seeking new business opportunities;

•	recruiting and retaining best-in-class human capital, as well as leading technology;

•	managing an enterprise-wide risk strategy while being willing to consider innovative opportunities;

•	supplementing and supporting governmental entities;

•	maintaining sustainable, long-term strategies while being able to pivot quickly when needed; and

•	supporting management, while at the same time, holding them accountable.

To balance these interests effectively, the board composition must reflect:

•	newly appointed members with fresh ideas as well as members with meaningful tenure;

•	mid-career and later-career members;

•	directors with operational, financial, human capital and governmental expertise; and

•	a diverse array of backgrounds, skills and experiences.

Our biographies, which follow, reflect our commitment to these characteristics.

More broadly, in the material that follows, we share with you important information about your board, including information on:

•	who we are;

•	how we are elected;

•	how we are governed;

•	how we are organized;

•	how we are paid; and

•	how to communicate with us.

LOOKING TO THE FUTURE

A number of changes will be taking place with our board of directors as we look to the future. On January 10, 2019, we announced the resignation of John J. Haley from the board effective January 4, 2019. Mr. Haley had served as a board member of MAXIMUS since 2002. We thank Mr. Haley for his many years of dedicated service. In addition, Russell A. Beliveau has informed us that he does not intend to stand for re-election when his current term ends in 2020. Finally, Paul R. Lederer has agreed to stand for re-election this year to assist us as we search for and transition to new board members, but he only intends to serve for one year of his term if re-elected.

We have retained the executive search firm SpencerStuart and commenced a search for new directors who will bring an appropriate range of expertise, experience and diversity to our board. For more information on our process for identifying and evaluating new director candidates, please refer to the discussion included under the caption “Nominating and Governance Committee" below.

WHO WE ARE

Biographical Information of Directors and Nominees

The following presents biographical information about the nominees and current directors whose terms of office will continue after the Annual Meeting. As part of the information below, we have included a brief description of the experience, qualifications, attributes and skills that led to the conclusion that each director should serve on the Board. Information about the number of shares of common stock beneficially owned by each nominee and director, directly or indirectly, as of January 18, 2019, appears below under “Security Ownership - Security Ownership of Management.”

Nominees for Class I Directors (for terms expiring in 2022)

Anne K. Altman
Age 59

Anne K. Altman has served as one of our directors since 2016. She retired from IBM in 2016 having served since 2013 as the company’s General Manager for U.S. Federal and Government Industries. Previously she served as General Manager for IBM's Global Public Sector with responsibilities for global government -- national, regional and local -- as well as education, healthcare and life sciences. Ms. Altman joined IBM in 1981 as a systems engineer and held a number of roles with increasing responsibility in areas pertaining to government and technology. Ms. Altman earned a B.S. degree from George Mason University.

Ms. Altman has served as a director of SPX FLOW, Inc. since its spin-off from SPX Corporation in 2015.

The Board of Directors believes that Ms. Altman’s qualifications and skills include, among other things, her experience with public sector clients and the information technology industry including security, analytics, cognitive, digital, commerce and cloud capabilities.

Paul R. Lederer
Age 79

Paul R. Lederer has served as one of our directors since 2003. Mr. Lederer retired from Federal Mogul in 1998 as Executive Vice President, Worldwide Aftermarket, following its acquisition of Fel-Pro where he served as President and Chief Operating Officer from November 1994 to February 1998. Mr. Lederer brings more than 30 years of management experience and leadership in the commercial business sector to MAXIMUS. During his distinguished career, Mr. Lederer held various senior positions with Federal Mogul, Fel-Pro, Stant, Epicor Industries, and Parker Hannifin. Mr. Lederer holds a B.A. degree from the University of Illinois and received his J.D. degree from Northwestern University.

Mr. Lederer is a director of Dorman Products, Inc., and he served as a director of O’Reilly Automotive, Inc. from 2001 to 2018.

The Board of Directors believes that Mr. Lederer’s qualifications and skills include, among other things, his experience in various leadership and management positions of large, publicly-traded businesses and public company directorship experience together with his understanding of legal matters.

Peter B. Pond
Age 74

Peter B. Pond has served as one of our directors since 1997 and as Chairman of the Board since 2001. Mr. Pond is a founder of ALTA Equity Partners LLC, a venture capital firm, and has been a General Partner of that firm since June 2000. Prior to that, Mr. Pond was a Principal and Managing Director in the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corporation in Chicago and was head of that company’s Midwest Investment Banking Group. Mr. Pond holds a B.S. degree in Economics from Williams College and an M.B.A. degree in Finance from the University of Chicago.

Mr. Pond served as a director of Navigant Consulting, Inc. from 1996 to 2014.

The Board of Directors believes that Mr. Pond’s qualifications and skills include, among other things, his experience in the investment and financial industry and as a public company director. The Board of Directors believes that he possesses the leadership skills that allow him to effectively lead our board as independent, non-executive Chairman.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE THREE NOMINEES SET FORTH ABOVE.

Class II Directors (terms expiring in 2020)

Russell A. Beliveau
Age 71

Russell A. Beliveau has served as a director since 1995. He served as our President of Investor Relations from 2000 until his retirement in 2002 and served as President of Business Development from 1998 until 2000. Prior to that, he served as President of the Government Operations Group from 1995 to 1998. Mr. Beliveau has worked in the health and human services industry since 1983. During that time, he held both government and private sector positions at the senior executive level. Mr. Beliveau’s past positions include Vice President of Operations at Foundation Health Corporation of Sacramento, California from 1988 through 1994 and Deputy Associate Commissioner (Medicaid) for the Massachusetts Department of Public Welfare from 1983 until 1988. Mr. Beliveau received his Masters in Business Administration and Management Information Systems degree from Boston College and his B.A. degree in Psychology from Bridgewater State College.

The Board of Directors believes that Mr. Beliveau’s qualifications and skills include, among other things, his experience in state government and managing government health and human services programs and his prior service with the Company.

Gayathri Rajan
Age 51

Gayathri Rajan has served as one of our directors since 2016. She joined Google in 2006 and has served in roles of increasing responsibility leading product development for the Internet of Things, Commerce and Payments. In 2018 Ms. Rajan was named Google's General Manager for Geo's Enterprise product lines and business. From 2016 to 2018 she was Vice President of Product Management for Geo Monetization, and from 2014 to 2016 she was Vice President of Product Management for Android Things. Before joining Google she had product management roles with Financial Engines from 2004 to 2005 and eCal Corp from 1999 to 2001. She was a Senior Software Engineer for The Vanguard Group from 1997 to 1999. Ms. Rajan holds bachelor's and master's degrees in chemical engineering from the University of Cambridge, a master's degree in computer science from the University of Pennsylvania and an M.B.A. degree from Stanford University.

The Board of Directors believes that Ms. Rajan’s qualifications and skills include, among other things, her experience in leading-edge information technology when applied to building scalable and secure financial platforms and innovative consumer-centric products.

Class III Directors (terms expiring in 2021)

Bruce L. Caswell
Age 53

Bruce L. Caswell was appointed Chief Executive Officer of MAXIMUS effective April 1, 2018. He was named President of MAXIMUS in 2014, and prior to that served as the President of our Health Services Segment from 2007 through 2014. Before that he was President of Operations from 2005 to 2007 and President of our Human Services Group from 2004 to 2005. Previously, he worked at IBM Corporation for nine years, serving most recently as Vice President, State and Local Government & Education Industries for IBM Business Consulting Services. Mr. Caswell holds a Masters Degree in Public Policy from the John F. Kennedy School of Government at Harvard University and a B.A. degree in Economics from Haverford College.

The Board of Directors believes that Mr. Caswell should serve as a director based on his qualifications and skills which include, among other things, his subject matter expertise in government policy and health and human services programs together with his detailed knowledge of the Company's operations gained through his service as our President and other senior leadership positions at the Company. The Board of Directors believes that it is important to have the Company’s chief executive also serve as a director.

Richard A. Montoni
Age 67

Richard A. Montoni has served as Vice Chairman and Senior Advisor to the Chief Executive Officer of MAXIMUS since April 1, 2018 and as a director of the Company since 2006. He was the Company's Chief Executive Officer from 2006 to April 1, 2018. He also served as President from 2006 through 2014. Previously, Mr. Montoni served as our Chief Financial Officer and Treasurer from 2002 to 2006. Mr. Montoni served as Chief Financial Officer for Towers Perrin, a global professional services firm, during April 2006 before rejoining MAXIMUS and his appointment as Chief Executive Officer and President. He also currently serves as the Chairman of the Northern Virginia Technology Council, the membership and trade association for the technology community in Northern Virginia. Before his employment with MAXIMUS, Mr. Montoni served as Chief Financial Officer and Executive Vice President for Managed Storage International, Inc. in Broomfield, Colorado from 2000 to 2001. From 1996 to 2000, he was Chief Financial Officer and Executive Vice President for CIBER, Inc., a NYSE-listed company in Englewood, Colorado where he also served as a director until 2002. Before joining CIBER, he was an audit partner with KPMG, LLP, where he worked for nearly 20 years. Mr. Montoni holds a Masters degree in Accounting from Northeastern University and a B.S. degree in Economics from Boston University.

The Board of Directors believes that Mr. Montoni should serve as a director based on his qualifications and skills which include, among other things, his audit and financial experience together with the detailed knowledge of the operations of the Company gained through his service as our Chief Executive Officer and other senior leadership positions at the Company.

Raymond B. Ruddy
Age 75

Raymond B. Ruddy has served as one of our directors since 2004 and was Vice Chairman of the Board of Directors from 2005 to 2018. Mr. Ruddy retired from MAXIMUS in 2001. Before his retirement Mr. Ruddy served as the Chairman of the Board of Directors from 1985 to 2001 and President of our Consulting Group from 1989 to 2000. From 1969 until he joined us, Mr. Ruddy served in various capacities with Touche Ross & Co., including Associate National Director of Consulting from 1982 to 1984 and Director of Management Consulting (Boston, Massachusetts office) from 1978 to 1983. Mr. Ruddy received his M.B.A. degree from the Wharton School of Business of the University of Pennsylvania and his B.S. degree in Economics from Holy Cross College.

The Board of Directors believes that Mr. Ruddy should serve as a director based on his qualifications and skills which include, among other things, his consulting and financial experience as well as his knowledge of government programs and our business from his prior service with the Company.

HOW WE ARE ELECTED

The Board of Directors currently consists of eight directors. Under our articles of incorporation, the Board is divided into three classes, with each class having as nearly equal a number of directors as possible. The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of shareholders. At the Annual Meeting, three Class I Directors will be elected to hold office for a three-year term expiring at the 2022 Annual Meeting of Shareholders or until their successors are elected and qualified. The Board has nominated Anne K. Altman, Paul R. Lederer and Peter B. Pond for election as Class I Directors. Those nominees presently serve as our Class I directors. If you sign and return your proxy card, the persons named as proxies in the proxy card will vote to elect those three nominees unless you mark your proxy card otherwise. You may not vote for a greater number of nominees than three. Each nominee has consented to being named in this proxy statement and to serve if elected. If for any reason a nominee should become unavailable for election prior to the Annual Meeting, the proxy holders may vote for the election of a substitute. We do not presently expect that any of the nominees will be unavailable.

Vote Required

The Company’s bylaws provide for majority voting in director elections. The Board of Directors also has adopted a Director Resignation Policy. Under that policy, each director nominee has submitted a written contingent resignation which will become effective only if (i) the director fails to receive the required number of votes for re-election as set forth in the Company’s bylaws and (ii) the Board of Directors accepts the resignation. The affirmative vote of a majority of the total number of votes cast in the election of directors is required to re-elect each nominee to our board. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the voting of this matter.

HOW WE ARE GOVERNED

Independent Board Chair

MAXIMUS has maintained separate Chief Executive Officer and Chairman of the Board positions since before the Company’s initial public offering in 1997. Peter B. Pond currently serves as our independent, non-executive Chairman of the Board. We believe that the separation of those roles is appropriate for us because it is a good corporate governance practice that promotes board and director independence from the management team.

Board’s Role in Risk Oversight

The Board of Directors as a whole oversees the risk management of the Company. Senior members of the Company's management team regularly report to the Board on operational and financial risks relating to the Company’s projects, and our Corporate Controller regularly reports to the Board about compliance with the Company’s policies and procedures and code of ethics. The Audit Committee oversees management of market and operational risks that could have a financial impact, such as those relating to internal controls and liquidity. The Nominating and Governance Committee manages the risks associated with governance issues, such as the independence and performance of the Board, and the Compensation Committee is responsible for managing the risks relating to the Company’s executive compensation and succession plans and policies. The Technology Committee assists the Board with oversight of the Company's strategic information technology investments and the Company's cyber-security efforts.

Management regularly reports to the Board or relevant committee on actions the Company is taking to manage the risks identified above. The Board and management periodically review, evaluate and assess the risks relevant to the Company.

Corporate Governance Guidelines

The Board of Directors has adopted Guidelines for Corporate Governance that set forth the practices of the Board with respect to the function of the Board, management review and responsibility, Board composition, selection of directors, operation of the Board and meetings, committees of the Board, director responsibilities and tenure and evaluation of the Board and committees. The Guidelines are available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190. The information contained on our website is not a part of this proxy statement and is not deemed incorporated by reference into this proxy statement or any other public filing made with the SEC.

Director Independence

From time to time, MAXIMUS and its subsidiaries may provide services to, and otherwise conduct business with, companies of which certain members of the Board or members of their immediate families are or were directors or officers. Under our Guidelines for Corporate Governance and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries. Our Guidelines for Corporate Governance define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies.

Our Guidelines for Corporate Governance require the Board to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether such relationship is material.

The Board of Directors in its business judgment has determined that the following seven directors are independent as defined by NYSE listing standards: Anne K. Altman, Russell A. Beliveau, Paul R. Lederer, Peter B. Pond, Gayathri Rajan, Raymond B. Ruddy and, until his resignation, John J. Haley.

Code of Ethics

We have adopted a code of ethics that applies to all employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. That code, our Standards of Business Conduct and Ethics, can be found posted on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190. The Board regularly reviews our code of ethics, and any amendment or waiver of our code of ethics required to be disclosed under the Exchange Act will be reflected on our Corporate Governance web page.

Annual Meeting Attendance

We encourage members of the Board of Directors to attend the Annual Meeting. All of our directors attended the 2018 Annual Meeting of Shareholders.

Board and Committee Meeting Attendance

Our Board expects that its members will prepare for, attend and participate in all board and applicable committee meetings. Our Board of Directors held ten meetings during fiscal year 2018. During our 2018 fiscal year, all of our directors attended at least 75% of the aggregate board and applicable committee meetings except for Mr. Haley.

Executive Sessions

Executive sessions where non-management directors meet on an informal basis are scheduled either at the beginning or at the end of each regularly scheduled Board meeting. Peter B. Pond, the independent, non-executive Chairman of the Board, presides over the executive sessions.

Self-Evaluation

The Nominating and Governance Committee leads the Board in an annual self-evaluation process that assesses the performance of the Board as a whole, the committees of the Board and the individual directors.

HOW WE ARE ORGANIZED

Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, the Nominating and Governance Committee, the Compensation Committee and the Technology Committee.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting processes and audits of our financial statements. The Audit Committee specifically reviews the financial reports and other financial information provided by the Company, our disclosure controls and procedures and internal accounting and financial controls, the internal audit function, the legal compliance and ethics programs, and the annual independent audit process. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

The members of the Audit Committee are Raymond B. Ruddy (Chair), Russell A. Beliveau, Paul R. Lederer and Peter B. Pond, each of whom is independent as defined by applicable NYSE listing standards and SEC regulations governing the qualifications of audit committee members. The Board of Directors has determined that all of the committee members are financially literate as defined by the NYSE listing standards and that Mr. Ruddy and Mr. Pond qualify as an audit committee financial expert as defined by regulations of the SEC.

The Audit Committee held four meetings during fiscal year 2018. For additional information regarding the Audit Committee, see “Audit Information - Report of the Audit Committee” below.

Nominating and Governance Committee

The purpose of the Nominating and Governance Committee is to identify, evaluate and recommend candidates for membership on the Board of Directors, to establish and assure the effectiveness of the governance principles of the Board and the Company and to establish the compensation of our directors. The Nominating and Governance Committee is responsible for assessing the appropriate mix of skills, qualifications and characteristics for the effective functioning of the Board in light of the needs of the Company. The committee considers, at a minimum, the following qualifications in recommending to the Board potential new directors, or the continued service of existing directors:

•
personal characteristics, such as the highest personal and professional ethics, integrity and values, an inquiring and independent mind, with a respect for the views of others, ability to work well with others and practical wisdom and mature judgment;

•	broad, policy-making level experience in business, government, academia or science to understand business problems and evaluate and formulate solutions;

•	experience and expertise that is useful to the Company and complementary to the background and experience of other directors;

•
willingness and ability to devote the time necessary to carry out duties and responsibilities of directors and to be an active, objective and constructive participant at meetings of the Board and its committees;

•	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations;

•	willingness to represent the best interests of all shareholders and objectively evaluate management performance; and

•	diversity.

As described above, diversity is one of several factors that the committee considers in evaluating director nominees. The Nominating and Governance Committee defines ‘‘diversity’’ broadly to include diversity with respect to background, experience, viewpoints, skill, education, national origin, gender, race, age, culture and organizations with which the individual may be affiliated.

The Nominating and Governance Committee will consider shareholder recommendations for candidates to serve on the Board of Directors and would evaluate any such candidate in the same manner described above. A shareholder entitled to vote for the election of directors may submit candidates for consideration by the committee if such shareholder gives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the committee. To be timely for the 2020 Annual Meeting of Shareholders, the notice must be received within the time frame set forth in “Shareholder Proposals for Our 2020 Annual Meeting of Shareholders” below. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and such other information as required under our bylaws. These requirements are more fully described in Article I, Section 6, of our bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

Under the process we use for selecting new board candidates, the Chief Executive Officer, the Nominating and Governance Committee or other Board members identify the need to add a new board member with specific qualifications or to fill a vacancy on the board. The Chairman of the Nominating and Governance Committee will initiate a search, working with staff support and seeking input from board members and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. A determination is made as to whether Nominating and Governance Committee members or board members have relationships with preferred candidates and can initiate contacts. The Chief Executive Officer and at least one member of the Nominating and Governance Committee interview prospective candidates. The Nominating and Governance Committee meets to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full board of directors.

The Nominating and Governance Committee is comprised of Anne K. Altman (Chair), Paul R. Lederer, Peter B. Pond and, until his resignation, John J. Haley, each of whom is independent as defined by applicable NYSE listing standards governing the qualifications of nominating and governance committee members. The Nominating and Governance Committee operates under a written charter adopted by the board. The Nominating and Governance Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

The Nominating and Governance Committee met two times during fiscal year 2018.

Compensation Committee

The Compensation Committee is responsible for reviewing, approving and overseeing the administration of our compensation and benefit programs, evaluating their effectiveness in supporting our overall business objectives and ensuring an appropriate structure and process for management succession. Specifically, the committee is responsible for:

•	evaluating the performance and setting the compensation of the Chief Executive Officer and other members of senior management;

•	reviewing the Company’s compensation policies and practices;

•	reviewing executive succession plans; and

•	reviewing our executive development programs, including the performance evaluation process and incentive compensation programs.

The Chief Executive Officer provides the Compensation Committee with the financial and strategic performance accomplishments of the executive management team and recommends raises, bonuses and long-term equity awards for those executives (excluding himself). To assist in its efforts to meet the objectives outlined above, the Compensation Committee retained Pay Governance, LLC, an independent consulting firm ("Pay Governance"), to advise it on a regular basis on executive compensation programs. Pay Governance provides information to the Compensation Committee so that it can determine whether the Company’s executive compensation programs are reasonable and consistent with competitive practices. The Compensation Committee has reviewed the independence of Pay Governance in light of SEC rules and NYSE listing standards and has concluded that the consultant’s work for the Compensation Committee is independent and does not raise any conflict of interest.

The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

The members of the Compensation Committee are Peter B. Pond (Chair), Anne K. Altman, Russell A. Beliveau, Paul R. Lederer, Raymond B. Ruddy and, until his resignation, John J. Haley, each of whom is independent as defined by applicable NYSE listing standards governing the qualifications of compensation committee members. Mr. Pond serves as the Chair of the Compensation Committee.

The Compensation Committee held three meetings during fiscal year 2018. For additional information regarding the committee, see “Compensation Committee Report” below.

Technology Committee

The Technology Committee assists the Board of Directors in fulfilling its responsibility to oversee the Company's strategic information technology investments and its risk management efforts pertaining to cyber-security. The Technology Committee meets regularly with our Chief Information Officer and our Chief Information Security Officer and operates under a written charter adopted by the Board.

The Technology Committee operates under a written charter adopted by the Board. The Technology Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

The members of the Technology Committee are Gayathri Rajan (Chair), Anne K. Altman, Richard A. Montoni, Raymond B. Ruddy and, until his resignation, John J. Haley.

HOW WE ARE PAID -- DIRECTOR COMPENSATION

Director Compensation Table

The table below summarizes the compensation paid to our non-employee directors in fiscal year 2018.

Director Compensation
Fiscal Year 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Anne K. Altman(2)	0	300,020	300,020
Russell A. Beliveau(3)	300,000	0	300,000
John J. Haley(4)	0	310,011	310,011
Paul R. Lederer(5)	300,000	0	300,000
Peter B. Pond(6)	200,000	284,998	484,998
Gayathri Rajan(7)	50,000	249,994	299,994
Raymond B. Ruddy(8)	0	335,024	335,024
________________

(1)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards made on March 14, 2018 under our 2017 Equity Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures.

(2)	As of September 30, 2018, Ms. Altman held 4,420 RSUs.

(3)	As of September 30, 2018, Mr. Beliveau held 81,755 RSUs.

(4)	As of September 30, 2018, Mr. Haley held 142,659 RSUs.

(5)	As of September 30, 2018, Mr. Lederer held 0 RSUs.

(6)	As of September 30, 2018, Mr. Pond held 246,936 RSUs.

(7)	As of September 30, 2018, Ms. Rajan held 3,683 RSUs.

(8)	As of September 30, 2018, Mr. Ruddy held 186,437 RSUs.

Fees Payable to Non-Employee Directors

The director compensation for fiscal year 2018 as shown in the chart above is comprised of the following elements. Directors who are also MAXIMUS employees do not receive additional compensation for their services as directors.

•	An annual retainer of $300,000 payable in restricted stock units ("RSUs") or cash.

•
Mr. Pond received an additional $150,000 retainer for his services as Chairman of the Board, a $20,000 retainer for his services as Chairman of the Audit Committee and a $15,000 retainer for his services as the Chairman of the Compensation Committee.

•
Mr. Ruddy received an additional $35,000 retainer, which is a continuation of the additional retainer he previously received for his services as Vice-Chairman of the Board, which reflects the continuation of his leadership role on the Board and recognizes the additional time that he continues to spend on Company matters over and above his normal director duties in his current unofficial leadership capacity.

•	Mr. Haley received an additional $10,000 retainer for his services as the Chairman of the Nominating and Governance Committee.

•
RSU awards granted to our non-employee directors vest after one year; directors may elect to defer receipt of shares for their RSUs for a longer period up to termination of service on the Board of Directors.

We also permit our directors to participate in the health plan that we offer to our employees, although each director who elects to participate must pay the full cost of his or her own premiums in the plan. Currently, Mr. Beliveau, Mr. Lederer, Mr. Pond and Mr. Ruddy are participants in this plan.

Director Equity Ownership Requirements

Directors are required to hold equity in the Company equal to at least one and a half times their annual retainer. For these purposes, “equity” consists of shares owned directly by the director, the “in-the-money” value of vested stock options and any shares that would have been distributed to the director but for the director’s election to defer receipt of the shares for tax purposes. All of our directors met the ownership requirement as of the end of fiscal year 2018.

HOW TO COMMUNICATE WITH US

Communications with Directors

Shareholders wishing to communicate with the Board of Directors, the non-employee directors or any individual director (including any committee chair) may do so by sending a communication to the Board of Directors and/or a particular member of the Board of Directors, care of the Company Secretary at MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190. Depending upon the nature of the communication and to whom it is directed, the Company Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).

OUR COMPANY

Now that we have shared information about our Board of Directors with you, here is additional information about our Company. In this section, we provide information on:

•	Who We Are - Our Leadership

•	Who We Are - All of Us

•	How we value and support our human capital

•	Recruiting

•	Education and Training

•	Benefits and Rewards

•	How We Support Our Communities

•	How We Protect the Planet

•	How We Use Compliance and Control Functions to Protect our Company

•	How We Performed in 2018

•	How We are Looking Forward

WHO WE ARE - LEADERSHIP

Our executive officers and their respective ages and positions as of the date of this proxy statement are as follows:

Name	Age	Position
Bruce L. Caswell	53	Chief Executive Officer, President and Director
Richard A. Montoni*	67	Vice Chairman and Senior Advisor to the Chief Executive Officer
Richard J. Nadeau	64	Chief Financial Officer and Treasurer
Mark S. Andrekovich	57	Chief of Human Capital and former President Tax and Employer Services
David R. Francis	57	General Counsel and Secretary
____________

*	Mr. Montoni served as Chief Executive Officer of the Company until April 1, 2018 at which time he became Senior Advisor to the Chief Executive Officer.

The following information sets forth biographical information for the executive officers for the past five years. Such information with respect to Bruce L. Caswell, the Company's Chief Executive Officer and President, and Richard A. Montoni, Senior Advisor to the Chief Executive Officer, is set forth above in the “Proposal 1 - Election of Directors” section.

Richard J. Nadeau joined MAXIMUS in June 2014 as Chief Financial Officer and Treasurer. From 2009 to 2014 he served as Executive Vice President and Chief Financial Officer of SRA International, Inc. Previously he served as Chief Financial Officer for Sunrise Senior Living, Inc., The Mills Corporation and Colt Defense LLC. Before that Mr. Nadeau was a partner at KPMG LLP and at Arthur Andersen LLP.

Mark S. Andrekovich has served as our Chief of Human Capital since 2005. From 2008 to 2018 he also served as the President of our Tax and Employer Services operating division. He has more than 25 years of comprehensive human resources experience with multi-national companies such as General Electric, Nordson Corporation and Cytec Industries.

David R. Francis has served as our General Counsel and Secretary since 1998. He has over 30 years of legal experience having previously served in both law firm and in-house attorney positions.

In addition to the executive officers named above, MAXIMUS is managed by a dedicated, talented and diverse leadership team. Please visit our website at www.maximus.com/our-company/leadership/executive-

committee and www.maximus.com/our-company/leadership/business-leaders for the biographies of the other members of our management team.

WHO WE ARE - ALL OF US

While we are required to provide you detailed information about our most senior executives, we are a Company of more than 30,000 dedicated staff. We are proud of each and every employee’s commitment to deliver the proven technology, efficient solutions and personalized service on which our customers depend so that we can improve the lives of individuals and families in the markets we serve. Therefore, we want to share with you information demonstrating our pledge to human capital.

Recruiting. We believe a culture that values individual contributions and differences sparks innovation, develops leadership and drives performance. Because we design programs that cater to diverse populations including people with disabilities, people with language barriers and those suffering financial hardships, as well as people from all races, genders, ethnicities and backgrounds, achieving organization-wide diversity is core to our commitment to Helping Government Serve the People.®

Education and Training. To demonstrate to our employees that they are valued, as well as to support top-tier customer service, product and service innovation and loyalty and retention, we invest significantly in employee education and training.

The MAXIMUS Center for Employee Development ("CED") oversees enterprise-wide professional development. The CED’s areas of focus include:

•	Core business skills. Time management, professionalism, problem solving, business writing, presentations, communications, desktop technology, MAXIMUS systems

•	People management. Supervisory skills, performance management, teamwork, coaching and mentoring, leadership

•	Ethics and compliance. Business ethics, workplace conduct, information security

•	Client management and business development. Customer service, client relationship management, consulting skills, sales and marketing, proposal writing

•	Project management. Scope, contracts, financials, quality, risk and communications management

The CED administers MAXIMUS University ("MAXU"), the Company’s web-based performance and learning system. Through MAXU, employees can:

•	register for classroom training and live webinars delivered by the CED; complete self-study training anywhere, anytime;

•	view their own training history;

•	set business goals;

•	complete required onboarding and annual refresher training, including privacy and ethics;

•	maintain their individual skills profile; and

•	complete goal and competency appraisals.

Employee Benefits and Rewards. Globally we provide comprehensive, industry-competitive benefits and rewards for employees. In the U.S. those include:

•	401(k) Retirement Plan with company match;

•	Medical insurance;

•	Prescription drug coverage;

•	Dental and vision insurance;

•	Flexible Spending Account (FSA) for eligible health care and dependent care expenses;

•	Disability Insurance;

•	Life Insurance/Accidental Death and Dismemberment Insurance;

•	Legal Services;

•	Employee Assistance Program (EAP);

•	Paid time off;

•	Project bonuses for employee accomplishments above and beyond expectations; and

•	Project manager awards for employees who demonstrate an unparalleled commitment to our clients.

In addition, we are working to deploy our recently-acquired Revitalised wellness and well-being platform at all MAXIMUS locations globally.

HOW WE SUPPORT OUR COMMUNITIES

The MAXIMUS Foundation supports programs that promote personal growth and self-sufficiency through improved health, augmented child and family development, and community development. We supported 206 organizations across 33 states in the US in 2018.

MAXIMUS businesses were recognized for their efforts in supporting people with disabilities and long-term health conditions. Both Remploy and the Centre for Health and Disability Assessments were among the first businesses to be awarded Disability Confident Leader status by the UK Government. We were also the first employment service provider to achieve nationally recognized Disability Confident Recruiter status by the Australian Network on Disability.

HOW WE PROTECT OUR PLANET

As a provider of services to governmental entities, we have limited exposure to some of the main environmental concerns with which other companies grapple. We do, however, take advantage of opportunities we have to run our operations more efficiently.

MAXIMUS offices around the country have implemented several "green initiatives" to reduce the environmental impact on our planet. We support:

•
Eliminating paper waste through innovative solutions. We work hand-in-hand with our government clients to recommend ways to reduce paper consumption; this can often be a more cost-effective way to achieve business goals. For example:

◦	Replacing traditional paper services with electronic services

◦	Developing intranet sites to post program information and reports using electronic "fast alerts" to keep staff abreast of important information

◦
Encouraging clients to authorize telephone and web program enrollments as opposed to using and mailing paper enrollments, resulting in a reduced reliance on printed collateral materials and paper products

◦	Enabling community-based organizations to implement efficient business practices by providing technology and technical assistance to submit program enrollments electronically

•	Reducing, reusing and recycling office waste wherever possible. For example:

◦	Installing safe and efficient water filtration systems to replace bottled water coolers

◦	Using recycled paper for mailings and promotional materials

•	Conserving energy to reduce carbon emissions. For example:

◦	Implementing staggered climate control daily start-up times and building temperature standards for summer cooling and winter heating

◦	Installing sun film on sun-exposed windows to reduce glare and hot spots within our facility to lower electricity usage from climate control systems

HOW WE USE COMPLIANCE AND CONTROL FUNCTIONS TO PROTECT OUR COMPANY

We believe that to operate sustainably we also need compliance and corporate control provisions designed:

•	to ensure the integrity of our operations and financial reporting as a global business with multiple foreign operations

•	to prevent, manage and mitigate enterprise-wide risk;

•	to provide for independent review and assurance of our operations with early identification of contractual or operational performance issues;

•	to promote the safety, security and integrity of our technology and services; and

•	to safeguard the value of the MAXIMUS brand through the consistent delivery of quality services that lead to long-term client relationships.

We have a comprehensive compliance and ethics program that provides:

•	a formal structure for overseeing compliance;

•	written standards and policies;

•	regular training and education to promote compliance;

•	effective, retaliation-free lines of communication for reporting suspected violations;

•	mandatory data and privacy security training on an annual basis supplemented by internal testing throughout the year to ensure employees understand the appropriate processes;

•
information security controls frameworks, such as HIPAA, NIST SP800-53, CMS MARS-E, IRS 1075, ISO27001 and more that define how we ensure confidentiality, integrity and the availability of information that can be measured;

•	internal monitoring and auditing;

•	response and corrective action plans; and

•	well-publicized disciplinary guidelines.

More information can be found in our Standards for Business Conduct and Ethics available at our website.

HOW WE PERFORMED IN 2018

Although the Company experienced a year-over-year decline in its revenue and failed to achieve its target for funding the bonus pool (as discussed in more detail below), the Company nevertheless achieved solid performance in fiscal year 2018 as measured by important financial and operational metrics, including:

•	Earnings per share, as reported in the Company's Form 10-K for the year ended September 30, 2018, were at a record level.

•	The Company achieved a strong operating profit margin of 12.4%.

•	Strong cash flow from operations and free cash flow[1], as reported in the Company's Form 10-K for the year ended September 30, 2018.

•
The Company won key rebids such as Australia Disability Employment Services and had key option years exercised for programs such as Texas Eligibility Support and Federal Student Aid Debt Management as well as Enrollment Broker contract extensions in Massachusetts and Michigan.

1 "Free cash flow" is a non-GAAP term. A description of how we calculate free cash flow, as well as a summary of our use of non-GAAP numbers, may be found in Item 7 of our Annual Report on Form 10-K for the year ended September 30, 2018, and filed with the SEC on November 20, 2018.

•
The Company made a successful transition to a new Chief Executive Officer and made key new hires including a Chief Information Officer, Chief Medical Officer, Chief Digital Officer and Chief Information Security Officer.

HOW WE ARE LOOKING FORWARD

The MAXIMUS culture and the commitment our employees have to the mission of our customers and the lives of the citizens we serve each day will remain a critical factor in our success. As we look forward, we see the clinical evolution of our business as well as the continued digital transformation of government services driving our growth opportunities.

We continue to believe there will be long-term demand for business process services with a clinical dimension. We see this in the demand for our growing appeals and assessments business where our health care professionals help determine eligibility for health care and related services. Our accomplishments under the U.K. Health Assessment Advisory Service project serve as compelling evidence that we can successfully provide clinical out-sourced business process solutions at scale. Both our skilled workforce and demonstrated ability to provide clinical services at scale become important differentiators as we pursue new opportunities that address wider demographic challenges.

With respect to digital transformation, we have been successfully incorporating digital enhancements into our operations. We are actively identifying areas within our existing portfolio of contracts where we can achieve additional operational and cost efficiencies through techniques such as robotic process automation ("RPA") and machine learning. We are currently implementing RPA across many of our projects and have several other initiatives in the works. While still in the early stages, we are also applying augmented intelligence techniques to workflow automation in the assessments area. Our clients value our ability to leverage these types of digital capabilities that create more efficiencies and improve quality and service delivery.

We continue to see evidence that the long-term macro trends remain in our favor as governments seek better solutions to serve aging populations, people with more complex health care needs and barriers to sustainable employment, as well as addressing rising caseloads within budget constraints. MAXIMUS has a proven track record of growth, a dedicated team of seasoned operators, and a portfolio of contracts that generates meaningful cash flow. We have earned a reputation as a trusted long-term partner delivering outcomes that matter. Together with our government partners at the state, federal, and local levels, MAXIMUS is working hard every day to provide cost effective services that transform the lives of people around the world. We are keenly focused on providing services that are flexible, scalable and efficient for our government partners, but we never lose sight of the citizens we serve.

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Audit Committee and the Board of Directors has appointed, and requests shareholder ratification of, the firm of Ernst & Young LLP as our independent registered accounting firm to audit our consolidated financial statements for the fiscal year ending September 30, 2019. Ernst & Young LLP audited our consolidated financial statements for the fiscal years ended September 30, 2018 and 2017.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Although our bylaws do not require shareholder ratification, as a matter of good corporate governance, the Board of Directors is requesting that shareholders ratify the selection of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending September 30, 2019.

The number of shares voted "for" the proposal must exceed the number of shares voted "against" the proposal, voted in person or by proxy at the Annual Meeting, for adoption of Proposal No. 2. If you sign and return your proxy card, the proxy holders will vote "for" Proposal No. 2 unless you mark your proxy card otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2019.

AUDIT INFORMATION

Fees of Independent Registered Accounting Firm

Set forth below is a description of the fees billed by Ernst & Young LLP, our independent registered accounting firm for the fiscal years ended September 30, 2017 and 2018.

Audit Fees

Fees billed for audit services totaled approximately $2,881,907 for the 2018 fiscal year and $2,431,390 for the 2017 fiscal year. Those fees include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, Sarbanes-Oxley Act Section 404 attest services and statutory audits required internationally.

Audit-Related Fees

Fees billed for audit-related services primarily included services related to due diligence services and accounting consultations and totaled approximately $73,540 for the 2018 fiscal year and $67,000 for the 2017 fiscal year.

Tax Fees

Fees billed for tax services, including tax advice and tax planning, totaled approximately $100,695 for the 2018 fiscal year and $170,451 for the 2017 fiscal year.

All Other Fees

Fees billed for all other services rendered to us by Ernst & Young LLP, which included statistical sampling assistance and a subscription to an accounting research service, totaled approximately $15,469 for the 2018 fiscal year and $1,945 for the 2017 fiscal year.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of permitted services before the independent auditor is engaged to perform them. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services. All audit, audit-related, tax services and other services performed by Ernst & Young LLP and described above were pre-approved in accordance with our pre-approval policy.

Report of the Audit Committee

The Audit Committee is composed of four directors, each of whom is independent within the meaning of the listing standards of the NYSE and SEC regulations. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.

Management is responsible for:

•	establishing and maintaining our internal control over financial reporting;

•	assessing the effectiveness of our internal control over financial reporting as of the end of each year; and

•	the preparation, presentation and integrity of our consolidated financial statements.

Our independent registered accounting firm is responsible for:

•	performing an independent audit of our consolidated financial statements and our internal control over financial reporting;

•	expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles; and

•	expressing an opinion as to management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting.

The Audit Committee is responsible for:

•
the appointment, compensation, retention and oversight of the work of the independent registered accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us; and

•	overseeing and reviewing our accounting and financial reporting processes.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, our independent registered accounting firm. Management represented to the Audit Committee that our audited consolidated financial statements for the year ended September 30, 2018 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed those audited consolidated financial statements with management and Ernst & Young LLP, including the scope of the independent registered accounting firm’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP relating to the independence of that firm as required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence) and has discussed with Ernst & Young LLP the firm’s independence from the Company.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with Ernst & Young LLP its opinion as to the effectiveness of our internal control over financial reporting.

Based upon its discussions with management and Ernst & Young LLP and its review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2018 for filing with the SEC.

Audit Committee

Raymond B. Ruddy (Chair)
Russell A. Beliveau
Paul R. Lederer
Peter B. Pond

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Audit Committee shall not be deemed to be "Soliciting Material," is not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

HOW WE ARE PAID -- EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with the Company’s management. Based on that review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended September 30, 2018 and this proxy statement.

Compensation Committee

Peter B. Pond (Chair)
Anne K. Altman
Russell A. Beliveau
Paul R. Lederer
Raymond B. Ruddy

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Compensation Committee shall not be deemed to be "Soliciting Material," is not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
Compensation Committee Interlocks and Insider Participation
All members of the Compensation Committee are independent directors. There are no compensation committee interlocks with other entities with respect to any member of the Compensation Committee.

2018 Financial and Operational Achievements

Although the Company experienced a year-over-year decline in its revenue and failed to achieve its target for funding the bonus pool (as discussed in more detail below), the Company nevertheless achieved solid performance in fiscal year 2018 as measured by important financial and operational metrics, including:

•	Earnings per share, as reported in the Company's Form 10-K for the year ended September 30, 2018, were at a record level.

•	The Company achieved a strong operating profit margin of 12.4%.

•	The Company had strong cash flow from operations and free cash flow[2], as reported in the Company's Form 10-K for the year ended September 30, 2018.

•
The Company won key rebids such as Australia Disability Employment Services and had key option years exercised for programs such as Texas Eligibility Support and Federal Student Aid Debt Management as well as Enrollment Broker contract extensions in Massachusetts and Michigan.

•
The Company made a successful transition to a new Chief Executive Officer and made key new hires including a Chief Information Officer, Chief Medical Officer, Chief Digital Officer and Chief Information Security Officer.

2 "Free cash flow" is a non-GAAP term. A description of how we calculate free cash flow, as well as a summary of our use of non-GAAP numbers, may be found within Item 7 of our Annual Report on Form 10-K for the year ended September 30, 2018, and filed with the SEC on November 20, 2018.

Compensation Discussion and Analysis

At MAXIMUS, we believe that compensation is an important means for us to define and align our employees’ interests with our strategy and operational goals. Because our business is cyclical and involves some unique features, our pay designs reflect those drivers. Our compensation plans therefore differ in a couple important ways from the default designs of many compensation packages.

In this section, we discuss and analyze our executive compensation program and how we compensated our named executive officers ("NEOs"), identified below, in fiscal year 2018. The individuals listed below include our Chief Executive Officer, Chief Financial Officer, and the other most highly compensated executive officers based on total compensation.

Name	Position
Bruce L. Caswell*	Chief Executive Officer, President and Director
Richard A. Montoni*	Vice Chairman, Senior Advisor to the CEO and former CEO
Richard J. Nadeau	Chief Financial Officer and Treasurer
Mark S. Andrekovich	Chief of Human Capital and former President Tax and Employer Services
David R. Francis	General Counsel and Secretary
____________

*	Mr. Caswell was appointed by the Board of Directors as Mr. Montoni’s replacement in the role of Chief Executive Officer, effective April 1, 2018.

Pay for Performance -- Overview of 2018 Executive Compensation

We pay for performance. Rather than relying on a formula, however, both short- and long-term incentive awards are determined based on a subjective yet rigorous assessment of performance, taking into account financial and non-financial objectives as well as individual, business unit and overall Company performance. The reason for this is twofold:

•	The cyclical project nature of our business and constantly evolving government programs we engage with are not easily accounted for in specific performance metrics.

•
We want to avoid inadvertently discouraging management from pursuing opportunities that involve start-up investments or losses that could deliver long-term financial benefits to our Company but adversely affect near-term financial results and potential rewards.

We pride ourselves on applying discretion judiciously; incentive payments historically have been and continue to be aligned with performance. Furthermore, our long-term incentives are in the form of RSUs, which carry a lengthy five-year vesting period and provide a powerful retention incentive. For 2018, 83% of the CEO’s and at least 67% of the other NEOs' target compensation was performance-based and at risk.

In determining the compensation of our executive officers, the Compensation Committee evaluates and considers:

•	Total overall compensation levels, as well as the mix of salary, cash bonus incentives and equity incentives;

•	Our financial and operating performance, measured by attainment of specific objectives including a variety of organizational financial and non-financial measures;

•
The duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;

•	Internal pay equity considerations; and

•	Comparative industry market data to assess compensation competitiveness.

The table below summarizes each element of total direct compensation and actions taken for fiscal year 2018.

Pay Element	Description	2018 Actions
Base salary	Fixed pay element	Mr. Caswell’s salary increased 13% in connection with his promotion to CEO. Salary increases of 2%-6% for other NEOs apart from Mr. Montoni.[1]
Annual cash incentive
Management Bonus Plan (MBP) pool is funded based on Distributable Income.

Individual payouts are determined based on a balanced scorecard of Company, business unit and individual financial and strategic performance factors.
The incentive pool was funded at the minimum level due to below-threshold Distributable Income. For 2018 the NEOs were not considered for a bonus.[2]
Long-term equity incentive	RSUs vest ratably over five years. Grant values are determined based on the Compensation Committee’s assessment of Company, business unit and individual performance.	Executive RSU grants ranged between 123% and 134% of target.
_______________

1.
Upon his transition to the role of Vice Chairman and Senior Advisor to the CEO, Mr. Montoni is eligible to receive a base salary of $1 million and a bonus at the discretion of the compensation committee. He is not eligible to receive an equity grant or participate in the MBP.

2.
Although the named executive officers would have been eligible for bonus awards, the CEO requested, and the Compensation Committee accepted, that the NEOs and the four segment General Managers not receive cash bonuses for fiscal year 2018. This was based on the overall performance of the Company as well as a desire to have more of the bonus pool available to reward other employees across the organization.

Changes for 2019

For 2019 and going forward, we have changed our bonus pool funding structure. Rather than relying solely on Distributable Income, the pool will be funded based on three weighted metrics:

◦	15% revenue growth,

◦	15% new business awards, and

◦	70% Distributable Income

As in previous years, once the bonus pool is determined, individual awards will be based on a combination of corporate, business unit and individual accomplishments. The starting point for an executive officer’s cash incentive is the individual's target as described below, and awards generally range from 50% (at threshold) to 150% (at superior) of such target amounts depending on the achievement of corporate, business unit and individual goals. However, no amount of bonus is guaranteed, and the final amount may be higher than superior or lower than threshold based on the Compensation Committee’s assessment.

General

The Compensation Committee of our Board of Directors reviews and establishes the compensation of our executive officers, including the NEOs, and provides oversight of our compensation programs. The Compensation Committee consists entirely of independent directors and operates under a written charter approved by the Board of Directors.

During 2018, the Compensation Committee engaged Pay Governance to assist it in carrying out its responsibilities with respect to executive compensation. In connection with that engagement, the Compensation Committee evaluated the independence of Pay Governance and determined that Pay Governance was an independent advisor in light of SEC rules and NYSE listing standards.

Pay Governance was asked to review market conditions and peer company practices and to evaluate the Company’s executive compensation programs against them. Pay Governance performed market analyses of peer group companies and the general market for executive talent and advised the Compensation Committee as to peer company and best practices regarding incentive opportunities for executive compensation.

Information on the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is included under the captions “Corporate Governance and the Board of Directors - Committees of the Board - Compensation Committee” and "Compensation Discussion and Analysis - How Executive Pay Levels are Determined" in this proxy statement.

Objectives of Our Compensation Program

The primary objectives of our executive compensation program are to:

•	align executive pay with shareholders’ interests with an emphasis on pay for performance;

•	recognize individual initiative and achievements;

•	attract and retain highly skilled executive officers; and

•	unite the executive management team under common objectives.

Executive Compensation Principles

The Company’s primary focus is on long-term earnings growth. Accordingly, we endeavor to align our compensation with building shareholder value and to reward our executives for making sound long-term decisions. The Compensation Committee monitors the relationship of pay realized over the past three years relative to the Company's performance to ensure our program provides the desired alignment. To that end, the Compensation Committee annually reviews with the independent consultant, Pay Governance, the relationship of the realizable pay of the Chief Executive Officer to the total return to the Company’s shareholders.

Our executive compensation program consists of base salaries, performance-based annual cash incentive awards and long-term equity incentives. We believe that short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year, including the achievement of identified goals as they pertain to the areas of our operations for which the executive officer is personally responsible and accountable and other strategic objectives that will grow long-term shareholder value. Under our program, performance above targeted goals results in increased total compensation, and performance below targeted goals results in decreased total compensation.

Our long-term equity incentives generally are awarded in the form of restricted stock units (“RSUs”) and are granted in consideration of Company and individual performance during the prior fiscal year as well as retention objectives and vest over a five-year period.

These components of executive compensation are used together to achieve an appropriate balance between cash and equity compensation and between short-term and long-term incentives. A significant portion of each executive officer’s total compensation is at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. In particular, approximately 83% of the target compensation of the Chief Executive Officer and at least 67% of the target compensation of the other executive officers is variable, at-risk compensation.

How Executive Pay Levels are Determined

The Compensation Committee regularly reviews our executive compensation program and its elements. All decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full board of directors.

How does the Company use the annual say-on-pay advisory vote? The Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and considers those results as one element in connection with the discharge of its responsibilities. A substantial majority of our voting shareholders (89%) approved the compensation program described in our proxy statement for the 2018 Annual Meeting of Shareholders. Based on the demonstrated effectiveness and the shareholder support of our current compensation program, no changes to the overall structure of the program were made as a direct result of such shareholder vote. It is currently expected that we will hold annual say-on-pay votes until the next time the frequency of such votes is put before our shareholders.

The Company’s Chief Executive Officer, the General Counsel/Secretary, the Chief of Human Capital and a representative from Pay Governance regularly attend Compensation Committee meetings. They are primarily responsible for providing analysis and recommendations to the Compensation Committee. The Company executive officers do not participate in Compensation Committee decisions regarding their own compensation.

How is executive compensation determined? In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•	our financial and operating performance, measured by attainment of specific objectives including a variety of organizational financial and non-financial measures;

•
the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;

•	internal pay equity considerations; and

•	comparative industry market data to assess compensation competitiveness.

What other companies does the Compensation Committee consider? With respect to comparative industry data, the Compensation Committee reviews executive compensation (including the mix of base salary, bonus and equity compensation elements) and evaluates compensation structures of comparable companies with assistance from its consultant, Pay Governance. That group consists of public companies in the same or similar business lines as MAXIMUS as well as competitors for executive talent. For these purposes, the Compensation Committee reviewed compensation practices for the following comparable companies:

Booz Allen Hamilton Holding Corp.	ICF International
CACI International	Leidos Holdings
DST Systems	ManTech International
Gartner	Science Applications International Corp.
Harris Corp.	Unisys Corp.

The comparator group was unchanged from the prior year.

How does the Compensation Committee use the independent consultant? The Compensation Committee periodically reviews a compensation analysis of the Chief Executive Officer and other NEOs that is prepared by Pay Governance. The most recent study was conducted in August 2018. The study included the comparator group companies identified above and was supplemented with broader general industry survey data reflecting MAXIMUS’ revenues, market capitalization and number of employees. In years that a full study is not conducted, the Compensation Committee considers the average market increase for executive talent as provided by Pay Governance. The study reflects that our market for executive talent is broader than just the government business process outsourcing sector and includes base pay, cash bonus, long-term equity and total compensation data. The survey reflected a large cross section of general industry companies and provided the Compensation Committee with a broad industry comparison. The identity of the specific companies comprising the general industry survey is not disclosed to, or considered by, the Compensation Committee in its decision-making process.

In order to attract talent and offer market-competitive compensation, MAXIMUS has established the total target compensation levels for its executives taking into consideration peer company and general industry compensation data, including the level of compensation and the mix of base salary, bonus and long-term equity elements. In practice, total target compensation for the named executive officers at MAXIMUS approximates the 50th percentile of the comparator group. However, MAXIMUS has not established formal benchmarking targets or objectives for total compensation or the individual elements thereof, and actual compensation may vary significantly from that of the companies in the comparator group due to Company and individual performance.

Components of Executive Compensation

The three primary elements of our compensation program in 2018 were: (1) annual base salary, (2) short-term incentive compensation under our Management Bonus Plan (“MBP”) and (3) long-term incentives through equity-based awards under our 2017 Equity Incentive Plan. Each of the three principal components of executive compensation is designed to reward performance and provide incentives to executive officers consistent with our overall objectives and principles of executive compensation. These components and the rationale and methodology for each are described below. Specific information on the amounts and types of compensation earned by the named executive officers during 2018 can be found in the "Summary Compensation Table" and other tables and narrative disclosures following this discussion. In addition, we provide certain retirement benefits through our 401(k) savings plan. We also provide health and welfare benefits that include participation in our health, dental and vision plans and various insurance plans, including disability and life insurance.

Base Salary

Our base salary philosophy is to provide reasonable income to our NEOs in amounts that will attract and retain individuals with a broad, proven track record of performance.

The Compensation Committee evaluates and approves the salaries for the executive officers on an annual basis. In establishing the salaries, the Compensation Committee balances the need to offer competitive salaries that will limit turnover with the need to maintain careful control of salary and benefit expenses.

Individual salaries for executive officers (except for the salary of the Chief Executive Officer) are recommended by the Chief Executive Officer to the Compensation Committee based on his subjective assessment in each case of the nature of the position, as well as the contribution, performance and experience of the executive officer.

In making salary determinations for 2018, the Compensation Committee evaluated the financial and strategic contributions of the executive officers based on overall Company financial performance, business unit financial performance, achievements in implementing our long-term strategy and the recommendations of the Chief Executive Officer. As noted above, the Company has not established a formal benchmarking target versus peer companies when determining base salaries. The Compensation Committee gives meaningful consideration to the recommendations of the Chief Executive Officer, but the final decisions regarding executive salaries are made by the Compensation Committee. The Chief Executive Officer does not make any recommendations to the Compensation Committee or its independent consultant regarding his own compensation. The Chief Executive Officer’s compensation is determined by the Compensation Committee with the assistance and advice of the independent consultant.

Mr. Caswell is compensated pursuant to an employment agreement, which is described under “Supplemental Discussion of Compensation” below. He is eligible for base salary increases as the Compensation Committee may determine. In establishing his base salary, the Compensation Committee evaluated Mr. Caswell’s performance based on our financial performance, achievements in implementing our long-term strategy and the personal observations of his performance by the members of the Board of Directors. As with the executive officers generally, the Compensation Committee also considered the data provided by Pay Governance. No particular weight was given to any particular aspect of the performance of the Chief Executive Officer. As described below, Mr. Montoni is also compensated pursuant to an employment agreement.

Changes to base salaries are typically effective as of January 1 of each year. With the exception of Mr. Caswell and Mr. Montoni, the increases shown below for 2018 reflect the Compensation Committee's assessment of individual performance over previous years and competitive market data provided by Pay Governance. The increases for Mr. Caswell and Mr. Montoni were made pursuant to negotiated employee agreements reflecting each of their new roles as Chief Executive Officer and Vice Chairman and Senior Advisor to the Chief Executive Officer, respectively.

•
Mr. Caswell 2018 salary was increased 13% to $700,000 due to his promotion to Chief Executive Officer and in accordance with the board’s assessment of his and the Company’s performance. His salary, like his predecessor’s, is below the median salary of other Chief Executive Officers in our peer group. This is because we believe in providing the substantial majority of executive pay in variable, rather than fixed, compensation. While Mr. Caswell’s 2018 salary is set forth in the terms of his employment agreement, it may be increased by the Compensation Committee from time to time as warranted by performance and market data.

•
Upon his transition to Senior Advisor to the Chief Executive Officer, Mr. Montoni’s salary was increased to $1,000,000; however, he is no longer eligible for equity awards and does not participate in the MBP. Any bonus would be at the sole discretion of the Compensation Committee. As Mr. Montoni’s focus has shifted to oversight and advising, we believe that a lower overall pay package with a higher weighting toward fixed pay is appropriate.

Each NEO's 2018 salary is presented below as well as their 2017 salaries and percentage increases.

Name and Position	2018 Annual Salary	2017 Annual Salary	Percentage Change
Bruce L. Caswell Chief Executive Officer and President	$700,000(1)	$620,000	13%
Richard A. Montoni Vice Chairman, Senior Advisor to the Chief Executive Officer and Former CEO	$1,000,000(2)	$750,000	33%
Richard J. Nadeau Chief Financial Officer	$475,000	$450,000	6%
Mark S. Andrekovich Chief of Human Capital and former President Tax and Employer Services	$415,000	$405,000	2%
David R. Francis General Counsel	$400,000	$385,000	4%
____________

(1)
From January 1, 2018 to March 31, 2018 Mr. Caswell's annual base salary was $650,000. Effective April 1, 2018, Mr. Caswell became Chief Executive Officer. Mr. Caswell's employment agreement effective April 1, 2018 provides for an annual salary of $700,000. Please see Supplemental Discussion of Compensation below for further details of Mr. Caswell's employment agreement.

(2)
From January 1, 2018 to March 31, 2018 Mr. Montoni's annual base salary was $800,000. Effective April 1, 2018, Mr. Montoni became Vice Chairman and Senior Advisor to the Chief Executive Officer. Mr. Montoni's employment agreement was amended effective April 1, 2018 to provide for an annual salary of $1,000,000. Please see Supplemental Discussion of Compensation below for further details of Mr. Montoni's amended employment agreement.

Annual Cash Incentives

What type of annual cash bonus does the Company use? Annual cash incentive awards, under the Company’s MBP, provide an opportunity for employees and executives to earn cash compensation for business and individual performance. In addition to the NEOs, approximately 1,125 employees are participants in the MBP. The amount of each individual’s target MBP award has been set as a percentage of base pay. Actual awards may vary above or below the target based on achievement of Company, business unit and individual performance goals as well as the scope of the individual’s responsibility and the market for executives with similar skills and background.

As discussed below, the MBP is not funded beyond a minimum amount unless the Company achieves its threshold performance goal for the fiscal year. Therefore, the Company’s achievement of the threshold MBP performance metric is essentially a pre-condition for the funding of the bonus pool above the minimum amount. We believe this structure is effective in placing the overall goals of the Company ahead of the particular goals of any particular segment, functional area or executive officer. For MAXIMUS, this structure best aligns management incentives with shareholder interests. The Compensation Committee established the percentages with consideration of survey information provided by Pay Governance, and they are intended to link a substantial portion of an executive’s compensation to the overall performance of the Company. The Company has not established a formal benchmarking target versus peer companies when setting MBP award targets.

How is the MBP pool funded? The actual Company-wide bonus pool is determined by the Company achieving specific levels of “Distributable Income” performance at threshold, target and superior levels. The Distributable Income goals are set by the board of directors at the beginning of the fiscal year and align with the Company's EPS expectations. At the end of the fiscal year, the Compensation Committee evaluates the Company’s Distributable Income and approves the final amount of the Company’s bonus pool.

For these purposes, Distributable Income is our income before income taxes (as reported in the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018) adjusted to eliminate the effects of currency fluctuations from budget, mergers and acquisitions, discontinued operations and legal settlements or recoveries. Distributable Income performance above the superior level results in additional bonus pool funding.

Distributable Income does not determine if or how awards are made to employees; rather it determines the overall funding of the available bonus pool. For 2018, the Compensation Committee committed to an annual minimum funding of the overall Company bonus pool of $10 million. The bonus pool is not funded beyond that minimum amount unless the Company achieves its threshold Distributable Income goal for the fiscal year.

If the Company achieves the threshold or greater level of Distributable Income, the Compensation Committee retains discretion to increase or decrease the bonus pool by the greater of $10 million or 25% of the earned bonus pool. If the threshold level is not met, the Compensation Committee funds a minimum bonus pool of $10 million to recognize individuals or groups of individuals who made exceptional contributions to the Company and to encourage retention of employees and executives. If the superior level of performance is exceeded, the bonus pool increases proportionately.

How are individual bonuses determined? Once the bonus pool is determined, individual awards are based on a combination of corporate, business unit and individual accomplishments. The starting point for an executive officer’s cash incentive is the individual target percentage as described below, and individual awards generally range from 50% (at threshold) to 150% (at superior) of such target amounts depending on the achievement of corporate, business unit and individual goals. However, no amount of bonus is guaranteed, and the final amount may be higher than superior or lower than threshold based on the Compensation Committee’s assessment.

At the beginning of fiscal year 2018, each executive officer’s individual goals were established, communicated and approved by Mr. Montoni, the Chief Executive Officer at the time, in the case of Messrs. Andrekovich, Francis, Caswell and Nadeau and by the Chairman of the Board and the Chair of the Compensation Committee in the case of Mr. Montoni. At the conclusion of the fiscal year, each executive participated in an evaluation with the Chief Executive Officer (or the Chairman of the Board and the Chair of the Compensation Committee in the case of Mr. Caswell). The goals were assessed as “met expectations,” “above expectations” or “below expectations.” In addition, the evaluation considered personal competencies and behavioral elements including leadership skills, subject matter expertise, teamwork, development of subordinates and integrity. In the case of the executives other than the Chief Executive Officer, a summary of the executive evaluations was presented to the Compensation Committee together with the Chief Executive Officer’s recommendations for their annual cash incentive awards. The Chairman of the Board and the Chair of the Compensation Committee presented their evaluation of the Chief Executive Officer to the Compensation Committee. The Chief Executive Officer did not make a recommendation for his own cash incentive award.

For fiscal year 2018, the Distributable Income goals were as follows:

Level	FY18 Distributable Income
Threshold	$333,000,000
Target	$358,000,000
Superior	$383,000,000

The Company achieved Distributable Income of $312,690,000 for fiscal year 2018, which reflected performance below the threshold level resulting in funding of the bonus pool at the minimum level. Although the NEOs would have been eligible for bonus awards, the CEO requested, and the Compensation Committee accepted, that the NEOs and the four segment General Managers not receive cash bonuses for fiscal year 2018. This was based on the overall performance of the Company as well as a desire to have more of the bonus pool available to reward other employees across the organization. Those officers did, however, receive somewhat higher equity awards than their targets and their historical averages in November 2018. Those awards will be reported in next year's Summary Compensation Table for fiscal year 2019. For additional information about those awards, please see "Fiscal Year 2019 Equity Awards under Supplemental Discussion of Compensation" below.

How did the NEOs perform in 2018? Although the NEOs were not considered for a bonus for fiscal year 2018, their individual accomplishments are described below.

Mr. Caswell

Mr. Caswell’s target incentive payment percentage has been set at 100% of his base salary. For 2018 his personal goals consisted of: achieving EPS targets, organic revenue growth3, operating profit margin, quarterly days sales outstanding (“DSOs”)4, Distributable Income at the target level, winning contract rebids and option renewals, strategic merger and acquisition efforts, client satisfaction results, new business awards, enhancing the Company's clinical services, execution of the Company's digital strategy initiatives, the advancement of the Company’s cyber-security and data protection capabilities and certain other financial objectives. The Compensation Committee acknowledged Mr. Caswell's successful transition to the Chief Executive Officer role, his leadership and significant contributions to the Company’s success in delivering record earnings per share and cash flow from operations, winning key rebids and contract option renewals and developing new platforms for future growth and important digital initiatives. As noted above, the NEOs were not considered for a bonus for fiscal year 2018. Accordingly, Mr. Caswell received no bonus for 2018.

Mr. Montoni

Mr. Montoni concluded his tenure as Chief Executive Officer on April 1, 2018. As of that date, his employment agreement was amended to provide that he would be eligible for a bonus award at the sole discretion of the Board of Directors. As with the other named executive officers, Mr. Montoni received no bonus for 2018.

Mr. Nadeau

Mr. Nadeau’s target incentive payment percentage has been set at 75% of his base salary. For 2018 his personal goals consisted of: achieving EPS targets, organic revenue growth, operating profit margin, quarterly DSOs, Distributable Income at the target level, winning contract rebids and option renewals, managing strategic merger and acquisition activities, supporting the further development of the internal audit function and risk management processes, improving the accounting systems and processes, launching of new projects successfully, avoiding significant project problems, helping to improve projects with performance challenges and certain other financial metrics. The Compensation Committee acknowledged Mr. Nadeau’s leadership and significant contributions to the Company’s success in delivering record earnings results and managing the Company’s risk profile. As noted above, Mr. Nadeau received no bonus for 2018.

Mr. Andrekovich

Mr. Andrekovich’s target incentive payment percentage has been set at 60% of his base salary. For 2018 his personal goals consisted of elements pertaining to both the Global Human Capital function and the Tax Credit and Employer Services (“TCES”) business unit and included supporting the delivery of EPS results of the Company, delivering Human Capital initiatives to improve operating profit margin, supporting talent acquisition and improving management capabilities across the organization, managing a lower-cost infrastructure to enable the business to win contract rebids and option renewals, avoiding major project
3 "Organic revenue growth" is a non-GAAP term. A description of how we calculate organic revenue growth, as well as a summary of our use of non-GAAP numbers, may be found in Item 7 of our Annual Report on Form 10-K for the year ended September 30, 2018 and filed with the SEC on November 20, 2018.
4 "Quarterly DSOs" are defined in Item 7 of our Annual Report on Form 10-K for the year ended September 30, 2018 and filed with the SEC on November 20, 2018.

problems and helping to improve projects with performance challenges. The Compensation Committee acknowledged Mr. Andrekovich’s leadership and significant contributions to the Company’s success in delivering record earnings results including record revenues and operating income in the TCES business, maintaining a competitive infrastructure and implementing succession planning and organizational development actions that will enable long term growth. In addition to the Global Human Capital achievements, his TCES goals included operating income, new business sales and certain other financial metrics. As noted above, Mr. Andrekovich received no bonus for 2018.

Mr. Francis

Mr. Francis’ target incentive payment percentage has been set at 60% of his base salary. For 2018 his personal goals consisted of supporting the delivery of EPS, successfully resolving legal issues, managing external legal costs, maintaining the Company’s high standards of corporate governance, supporting merger and acquisition activities and developing high-potential employees in the legal, contracts and privacy functions. The Compensation Committee acknowledged Mr. Francis’ leadership and significant contributions to the Company’s success in helping to deliver record earnings results, resolving certain legal matters, managing external legal costs, managing the Company's intellectual property portfolio and supporting strategic initiatives including mergers and acquisitions. As noted above, Mr. Francis received no bonus for 2018.

The total annual cash incentives awarded to the NEOs for fiscal year 2018 under the MBP were as follows, as compared to the annual cash incentives awarded for fiscal year 2017:

Name	2018	2017
Bruce L. Caswell Chief Executive Officer and President	$0	$850,000
Richard A. Montoni Vice Chairman, Senior Advisor to the Chief Executive Officer and Former CEO	$0	$2,200,000
Richard J. Nadeau Chief Financial Officer	$0	$775,000
Mark S. Andrekovich Chief of Human Capital and former President Tax and Employer Services	$0	$372,000
David R. Francis General Counsel	$0	$355,000

Long-Term Equity Incentives

What type of equity incentives does the Company use? The Compensation Committee provides equity incentives to executive officers through long-term awards. Long-term equity incentives are made to executive officers in the form of RSUs, which are granted on the basis of performance during the prior fiscal year as well as retention objectives and vest over a five-year period. Those awards provide executive officers with an opportunity to accumulate our common stock in order to align their long-term interests with those of our shareholders. The goal of the Compensation Committee in granting equity incentives is to directly link an executive’s compensation opportunities with shareholder value creation. The Compensation Committee believes the current long-term equity structure has been effective in delivering superior Company performance for shareholders while also achieving its reward and retention objectives.

The Compensation Committee employs multi-year vesting of equity incentive awards for retention purposes with RSUs vesting in equal installments over a five-year period. The Compensation Committee believes that multi-year vesting focuses executive officers on consistent long-term growth of shareholder value and encourages retention.

How are long-term equity awards determined? The determination of long-term equity incentive award amounts is performance-based, with consideration given to both Company and individual performance for the prior fiscal year. The Compensation Committee also considers retention needs and increases or decreases in an executive’s job responsibilities. The Company has not established a formal benchmarking target versus peer companies when determining long-term equity awards. At the beginning of fiscal year 2018 Mr. Caswell's target level was 300% of base salary, for Mr. Nadeau the target level was 250% of base salary and for Mr. Andrekovich and Mr. Francis the target level was 150% of base salary. Mr. Montoni no longer participates in the equity award program and did not receive an award in fiscal year 2018. Target award levels are based on an individual’s base salary for the year just ended and are designed to link a significant portion of an executive’s overall compensation to the long-term performance of the Company. Long-term equity awards are generally made in October or November and are intended to be compensation for the executive’s service for the prior fiscal year.

What awards were made in 2018? During fiscal year 2018 (November 2017), the NEOs received long-term equity awards in the form of RSUs as described below. The awards reflect the Compensation Committee’s subjective assessment of Company and individual performance during the prior fiscal year as well as the scope of each individual’s responsibilities, retention considerations and the market for executives with similar skills and experience. Overall, the Company achieved a record level of revenues and earnings per share in fiscal year 2017. Individual performance considerations are noted below.

Name	Long-Term Equity Award	Award as Percentage of Target	Individual Performance Considerations
Bruce L. Caswell	$2,500,000	134%
The Compensation Committee acknowledged Mr. Caswell’s significant contributions to:
•    the record revenues and earnings results of the Company for FY17
•
the Company’s improvements in infrastructure, technology and cyber-security to better serve clients resulting in high client service ratings
•
managing the risk profile of the Company’s portfolio of projects and operations
•
successfully operating key new and ongoing projects
•
succession planning and organizational development.

Richard J. Nadeau	$1,400,000	124%
The Compensation Committee acknowledged Mr. Nadeau's significant contributions to:
•    supporting the delivery of record revenue and EPS for FY17
•    helping secure contract renewals and key rebids
•    managing the risk profile of the Company
•    succession planning and organizational development for the finance function.

Mark S. Andrekovich	$750,000	123%
The Compensation Committee acknowledged Mr. Andrekovich’s significant contributions to:
•    the Company’s record earnings results, including enhancements to HR infrastructure for FY17
•    leadership in executive succession planning and organizational development actions that will enable our long-term growth
•    achievement of Tax Credit and Employer Services division financial results including record revenues and operating income.

David R. Francis	$750,000	130%
The Compensation Committee acknowledged Mr. Francis' significant contributions to:
•    supporting the delivery of record revenue and EPS by managing legal matters and external legal costs for FY17
•    supporting the business review process in identifying and mitigating legal risks
•    successfully resolving legal matters and maintaining high standards of corporate governance.

Executive Equity Ownership Requirements

Executive officers are required to hold a certain dollar value of equity in the Company. The Chief Executive Officer is required to hold equity equal to 600% of his base salary, and the other executive officers are required to hold equity equal to 150% of their base salaries. For these purposes, “equity” consists of shares owned directly by the officer, the “in-the-money” value of vested stock options and any shares that would have been distributed to the officer but for the officer’s election to defer receipt of the shares for tax purposes. All NEOs met the ownership requirement as of the end of fiscal year 2018.

Anti-Hedging Policy

The Company’s Insider Trading Policy prohibits directors, officers and employees from selling short or otherwise engaging in hedging or offsetting transactions involving MAXIMUS securities, including the trading of those securities on margin.

Compensation Recovery (Clawback) Policy

Under the Company's Compensation Recovery Policy, the Board of Directors may, consistent with applicable law, cancel or require reimbursement of any incentive compensation (which includes bonuses, other short-term and long-term non-equity incentive compensation and equity-based incentive compensation) received by an executive officer, if and to the extent that (i) the amount of the bonus or other incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the individual engaged in intentional misconduct that caused or partially caused the need for the restatement and (iii) the amount of the bonus or other incentive compensation that would have been awarded to the individual had the financial results been properly reported would have been lower than the amount actually awarded. In such cases, the Company may recover from the executive officer the amount by which the actual incentive payment or equity award for the relevant period exceeded the amount that the executive officer would have received based on the restated results. The Compensation Recovery Policy is posted on the Company's website under “Investor Relations - Corporate Governance.”

The Company will comply with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") once the SEC’s rules are finalized. Those rules would require the Company, in the event of a restatement, to recover from current and former executives any incentive-based compensation, for the three years preceding the restatement, that would not have been awarded under the restated financial statement. The Compensation Committee shall periodically review the Company’s Compensation Recovery Policy and will propose appropriate amendments to the full board of directors once it has had the benefit of reviewing the SEC’s final rules for the legislation.

Retirement, Deferred Compensation and Pension Plans

We provide additional compensation to our executive officers through various plans which are also available to some or all of our employees. Those plans are described below.

401(k) Savings Plan

Under our MAXIMUS, Inc. 401(k) Savings Plan, a tax-qualified retirement savings plan, participating employees, including our NEOs, may contribute up to 75% of eligible earnings on a before-tax basis, up to a limit of $18,500 for 2018, into their 401(k) Plan accounts. In addition, under the 401(k) Plan, the Company matches an amount equal to fifty cents for each dollar contributed by participating employees on the first 5% of their eligible earnings up to a maximum of $6,875.

For purposes of voluntary contributions, no more than $275,000 of annual compensation (for 2018, and as adjusted by the IRS for future years) could be taken into account in computing benefits under the 401(k)

Plan. Participants who reached age 50 before year end could also contribute, on a before-tax basis and without regard to the $18,500 limit, catch-up contributions of up to $6,000 for 2018 which are not eligible for the employer match.

We maintain the 401(k) Plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The 401(k) Plan permits employees to make such savings in a manner that is relatively tax efficient.

Deferred Compensation Plan

MAXIMUS also maintains a non-tax-qualified deferred compensation plan that allows participants to save for the future on a tax-deferred basis. The plan is generally available to highly-compensated employees who may desire to save more than permitted under the Company’s 401(k) plan. See the Supplemental Discussion of the Deferred Compensation Plan below.

Severance Payments

The Company has severance guidelines for executive officers that apply in the event of a lay off or termination of employment for reasons other than cause (and not in connection with a change in control of the Company). The purpose of the guidelines is to have uniform standards that minimize the need for separately-negotiated arrangements and to provide for reasonable consideration in the event of an executive’s termination in exchange for a release of all claims against the Company.

The Company also maintains an income continuity program for executive officers that provides for severance payments and certain other benefits in the event of a change in control of the Company. The objective of that plan is to assure the Company that it will have the continued services and support of the executives notwithstanding the possibility, threat or occurrence of a change in control. The income continuity program uses a “double trigger.” That is, cash-based payments to a participant under the plan are based on both a change in control of the Company as well as a termination of the participant’s employment. See the Supplemental Discussion of Potential Payments upon Termination or Change in Control below.

Risk Assessment of Compensation Programs

The Compensation Committee has reviewed with Pay Governance the compensation and benefit programs for the Company’s executive officers and the potential effects of those programs on individual and group behavior and on the risk profile of the Company. The Compensation Committee has determined that those programs do not create incentives with respect to individual or group behavior that are likely to have a material adverse effect upon the Company’s risk profile or approach to risk management.

Additionally, the Company’s non-executive officer and management compensation policies and practices do not excessively incentivize or create a need for inappropriate risk-taking by its employees and therefore, it is not reasonably likely that current compensation policies and practices would have a material adverse effect on the Company.

Tax Considerations

Prior to its amendment in 2017, Internal Revenue Code Section 162(m) imposed a limit of $1,000,000 on the amount of compensation that the Company could deduct in any one year with respect to our Chief Executive Officer and certain other highly compensated named executive officers. The Compensation Committee has historically designed its compensation programs based on its belief that a substantial portion of the compensation payable to the executive officers should be based on the achievement of performance-based targets or otherwise be designed with the intent that such compensation qualify as deductible performance-based compensation under Section 162(m). The Tax Cuts and Jobs Act (the "Act"), signed into law in December 2017, made certain changes to Code Section 162(m), effective for taxable years beginning after December 31, 2017, including, among others, expanding the number of individuals covered by Section 162(m) to include a company’s chief financial officer and eliminating the exception for performance-based compensation.

The Company’s executive compensation program was designed in a manner intended to allow elements thereof to satisfy the “performance-based compensation” exception to the Code Section 162(m) limit on deductibility. The Compensation Committee approved using adjusted EBITDA as the appropriate standard for fiscal year 2018 awards to the covered executive officers under the MBP. However, given the changes to Code Section 162(m) for taxable years beginning after December 31, 2017, compensation paid to our covered executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Because of ambiguities and uncertainties as to the application and interpretation of Code Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Code Section 162(m)’s exception to the deduction limit for performance-based compensation, no assurance can be given that compensation which had been intended to satisfy the requirements for exception from the Code Section 162(m) deduction limit will, in fact, satisfy the exception. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Code Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Annual Compensation of Executive Officers

Summary Compensation Table

In the tables and discussion below, we summarize the compensation earned during fiscal years 2016, 2017 and 2018 by our Chief Executive Officer, our Chief Financial Officer and our other most highly compensated executive officers, collectively referred to as the “named executive officers.”
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Bruce L. Caswell Chief Executive Officer and President	2018 2017 2016	667,500 615,000 575,000	0 0 0	2,500,000 2,200,000 2,000,000	0 850,000 850,000	6,875 8,075 6,625	3,174,375 3,673,075 3,431,625
Richard A. Montoni Vice Chairman and Senior Advisor to the CEO (former CEO)	2018 2017 2016	887,500 743,750 725,000	0 0 0	0 3,500,000 3,000,000	0 5,200,000(4) 2,000,000	6,875 6,750 6,625	894,375 9,450,500 5,731,625
Richard J. Nadeau Chief Financial Officer	2018 2017 2016	468,750 443,750 425,000	0 0 0	1,400,000 1,210,000 1,250,000	0 775,000 775,000	6,875 6,750 6,625	1,875,625 2,435,500 2,456,625
Mark S. Andrekovich Chief of Human Capital; former President Tax and Employer Services	2018 2017 2016	412,500 402,500 395,000	0 0 0	750,000 750,000 750,000	0 372,000 300,000	6,875 7,152 6,955	1,169,375 1,531,652 1,451,955
David R. Francis General Counsel	2018 2017 2016	396,250 382,500 375,000	0 0 0	750,000 750,000 700,000	0 355,000 275,000	6,875 6,750 6,625	1,153,125 1,494,250 1,356,625
________________

(1)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards granted during the applicable year. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if the awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures. There can be no assurance that these grant date fair values will ever be realized by the named executive officers.

(2)	The amounts in this column reflect annual cash incentive awards earned by our named executive officers.

(3)	The amounts in this column reflect the Company match for 401(k) and Deferred Compensation Plan contributions.

(4)
Of Mr. Montoni's overall cash incentive amount for 2017, $2,200,000 reflected the cash incentive he earned for fiscal year 2017 under the MBP, and $3,000,000 is the amount awarded in cash in lieu of RSUs that were earned based on fiscal 2017 performance and would otherwise have been granted to him in November 2017. In connection with his transition from Chief Executive Officer to Senior Advisor to the CEO, Mr. Montoni is no longer eligible for RSU awards under his amended employment agreement. Please see Supplemental Discussion of Compensation below for further details of Mr. Montoni's amended employment agreement.

Supplemental Discussion of Compensation

As described below, we have entered into employment agreements with Mr. Caswell and Mr. Montoni. We have not entered into employment agreements with any of the other named executive officers. All compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section.

Employment Agreement with Mr. Caswell
The Company and Mr. Caswell entered into a new employment agreement effective April 1, 2018, the date on which Mr. Caswell became Chief Executive Officer. The initial term of Mr. Caswell’s employment agreement is three years and will automatically renew for successive one-year terms unless either party gives no less than three months’ prior notice of non-renewal. Under his agreement, Mr. Caswell receives an annual base salary of $700,000 and is eligible to receive an annual cash bonus under our Management Bonus Program, with a targeted bonus of 100% of his base salary. His targeted equity award level is 375% of his base salary, and awards will continue to vest over their scheduled terms unless he is terminated for cause or resigns without good reason. If Mr. Caswell’s employment is terminated without cause, if Mr. Caswell terminates his employment for good reason, or if the Company elects not to renew the agreement, Mr. Caswell is entitled to receive a lump-sum severance payment equal to the greater of his base salary for the remainder of the initial term (or renewal term), or two times the sum of (a) his base salary, plus (b) the lesser of his target bonus or the actual bonus paid to him in the year prior to the termination. In addition, Mr. Caswell will receive continued vesting of his equity awards in accordance with their terms and continuation of health and welfare benefits coverage for the greater of 12 months or the remainder of the term. If his employment terminates in connection with a change in control of the Company, Mr. Caswell will be entitled to benefits under the Company’s Income Continuity Program in lieu of the severance under his employment agreement. Mr. Caswell is subject to confidentiality provisions and non-competition restrictions under the new agreement that will last until one year after the termination of his employment.

Employment Agreement with Mr. Montoni
The Company and Mr. Montoni entered into an Amended and Restated Employment, Non-Compete and Confidentiality Agreement ("Amended Agreement") effective April 1, 2018, the date on which Mr. Caswell became Chief Executive Officer and Mr. Montoni became Senior Advisor to Mr. Caswell. The term of the Amended Agreement continues until September 30, 2019. Under the Amended Agreement, Mr. Montoni receives an annual base salary of $1,000,000. During the term of the Amended Agreement, he is not eligible for awards under the MBP or the 2017 Equity Incentive Plan, he is not eligible to participate in the Company's Income Continuity Program and he is not be eligible for the severance benefits specified in the severance guidelines adopted by our Compensation Committee in 2006 described below. Any bonuses and other compensation will be at the sole discretion of the Compensation Committee. If Mr. Montoni’s employment is terminated without cause, or Mr. Montoni terminates his employment for good reason, prior to the expiration of the term of the Amended Agreement, Mr. Montoni is entitled to receive the remaining base salary and benefits due him through the end of the term of the Amended Agreement. Equity awards previously granted to Mr. Montoni will continue to vest over their stated terms notwithstanding the expiration or termination of the Amended Agreement.

CEO Pay Ratio

In accordance with Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, the ratio of the annual total compensation of Mr. Caswell to the median of the annual total compensation of all of our employees (other than Mr. Caswell) was computed to be 87 to 1 for fiscal year 2018, based on the methodology described below.

As of September 30, 2018, our total employee population consisted of approximately 17,932 individuals, including our Chief Executive Officer.5 We compared the annual base salary or wages, as well as equity and bonus awards, of all employees (other than Mr. Caswell), as reflected in our human resources systems of record; as part of that process we annualized compensation of employees who were employed for less than the full fiscal year, but we did not annualize the compensation of employees in temporary or seasonal positions or make full-time equivalent adjustments for part-time employees. That was consistently applied to all individuals in the measured employee population to identify our median employee and yielded annual compensation for the median employee of $36,985.

Because Mr. Caswell was appointed Chief Executive Officer mid-way through our fiscal year, we made certain assumptions about his compensation for the entire year for purposes of determining the pay ratio. First, we assumed that he received the base salary of $700,000 as set forth in his employment agreement throughout the entire fiscal year. Second, we assumed that even if he had been Chief Executive Officer for the full fiscal year, he would not have received a bonus since none of the NEOs received a bonus for fiscal year 2018. Third, we recognized that his $2,500,000 equity award for fiscal year 2018 was made with the expectation that he would succeed Mr. Montoni as Chief Executive Officer and reflected what he likely would have received had he served in that role for the full year. Finally, we included the $6,875 amount shown in the "All Other Compensation" column of the Summary Compensation Table. That resulted in annual total compensation for Mr. Caswell of $3,206,875.

The ratio of the annual total compensation of Mr. Caswell to the compensation of the median employee was then computed, yielding the final result of 87 to 1. We believe this is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies, estimates and assumptions and, as result, the pay ratio reported by other companies may not be comparable to our pay ratio.

5Following the previously-announced acquisition of U.S. Federal civilian citizen engagement centers on November 16, 2018, MAXIMUS now has over 30,000 employees.

Grants of Plan-Based Awards Table

The following table contains information concerning potential payouts under the MBP as well as actual grants of RSU awards to each of the NEOs during the fiscal year ended September 30, 2018. As noted above, Mr. Montoni was not eligible for equity or bonus awards during fiscal year 2018.

Grants of Plan-Based Awards in Fiscal Year 2018

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Equity Awards ($)(5)
		Threshold ($)(2)	Target ($)(3)	Superior ($)(4)
Bruce L. Caswell	11/07/17	350,000	700,000	1,050,000	38,592	2,500,000
Richard J. Nadeau	11/07/17	178,125	356,250	534,375	21,612	1,400,000
Mark S. Andrekovich	11/07/17	124,500	249,000	373,500	11,578	750,000
David R. Francis	11/07/17	120,000	240,000	360,000	11,578	750,000
________________

(1)
These amounts reflect the potential range of payouts for threshold to superior performance levels (there is no maximum amount that may be paid) under the 2018 MBP. Actual amounts paid for 2018 performance are set forth in the Summary Compensation Table.

(2)	Threshold has been established at 50% of the executive’s target bonus.

(3)	Each executive’s target bonus is set as a percent of base pay as follows: Mr. Caswell 100%; Mr. Nadeau 75%; Mr. Andrekovich 60% and Mr. Francis 60%.

(4)	Superior has been established at 150% of the executive’s target bonus; however, that amount does not constitute an upper limit and may be exceeded depending on Company and individual performance.

(5)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards made during the applicable year under our 2017 Equity Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures.

Supplemental Discussion of Awards

Dividends are accrued on unvested RSUs in the form of additional RSUs. Those additional RSUs vest over the same period as the underlying awards on which they are paid. Once RSUs vest, they become shares of stock and are entitled to cash dividends and possess all other features of the Company’s common stock. RSU awards vest in equal installments over five years.

Outstanding Equity Awards at Fiscal Year-End Table

In the table below, we list information on the holdings of unvested stock awards as of September 30, 2018 for each of the NEOs.

Outstanding Equity Awards at Fiscal Year-End 2018

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Bruce L. Caswell	5,912	(2)	384,635
	15,714	(3)	1,022,353
	24,622	(4)	1,601,907
	30,968	(5)	2,014,778

Richard A. Montoni	14,781	(2)	961,652
	23,553	(3)	1,532,358
	39,178	(4)	2,548,920

Richard J. Nadeau	24,553	(3)	1,597,418
	22,575	(4)	1,468,730
	17,336	(5)	1,127,880

Mark S. Andrekovich	2,111	(2)	137,342
	5,892	(3)	383,334
	8,394	(4)	546,114
	9,287	(5)	604,212

David R. Francis	2,006	(2)	130,510
	5,499	(3)	357,765
	8,394	(4)	546,114
	9,287	(5)	604,212
________________

(1)	The market value of the RSUs is based on the $65.06 closing price of a share of our common stock as of September 28, 2018, the last trading day of our fiscal year as reported on the NYSE.

(2)	RSUs will vest on September 30, 2019, the fifth year after the year of grant.

(3)	One-half of these RSUs will vest on each of September 30, 2019 and September 30, 2020, the fourth and fifth years, respectively, after the year of grant.

(4)	One-third of these RSUs will vest on each of September 30, 2019, September 30, 2020 and September 30, 2021, the third, fourth and fifth years, respectively, after the year of grant.

(5)
One-fourth of these RSUs will vest on each of September 30, 2019, September 30, 2020, September 30, 2021 and September 30, 2022, the second, third, fourth and fifth years, respectively, after the year of grant.

Option Exercises and Stock Vested Table

In the table below, we list information on the vesting of stock awards during the year ended September 30, 2018 for each of the named executive officers.

Stock Vested in Fiscal Year 2018

	Stock (RSU) Awards Vested
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Bruce L. Caswell	34,041	2,214,707
Richard A. Montoni	53,025	3,449,807
Richard J. Nadeau	17,351(2)	1,128,856
Mark S. Andrekovich	12,339	802,775
David R. Francis	12,037	783,127
________________

(1)	The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the market value of the underlying shares on the vesting date.

(2)
Pursuant to the 2017 Equity Incentive Plan, Mr. Nadeau elected to defer settlement of 9,458 RSUs that vested on September 30, 2018. Those shares will be distributed in five equal annual installments beginning October 1, 2023. The shares underlying such RSUs and the value realized on vesting are reflected in this table.

Fiscal Year 2019 Equity Awards

As described above, RSUs are awarded at the beginning of the fiscal year based on prior year performance and retention considerations. The RSUs reported in the Summary Compensation Table for 2018 were awarded in November 2017 for performance in fiscal year 2017.

In November 2018, our NEOs were awarded the RSUs shown in the table below based on fiscal year 2018 performance. The individual accomplishments of the NEOs for fiscal year 2018 are described above under the caption "How did the NEOs perform in 2018?" Since those RSUs were granted in fiscal year 2019, they will be reported in next year’s proxy statement in the Summary Compensation Table for 2019.

Name	Number of RSUs	Grant Date Fair Value of RSUs ($)
Bruce L. Caswell	59,497	$3,999,983
Richard A. Montoni	—	—
Richard J. Nadeau	29,749	$2,000,025
Mark S. Andrekovich	12,643	$849,989
David R. Francis	12,643	$849,989

Nonqualified Deferred Compensation Table

In the table below, we show the changes in the balance of the named executive officers’ nonqualified deferred compensation plans during the year ended September 30, 2018.

Nonqualified Deferred Compensation Fiscal Year 2018

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Richard A. Montoni	—	—	—	—	—
Bruce L. Caswell	276,750	—	77,582	—	3,280,995
Richard J. Nadeau	615,337(2)	—	—	—	1,224,820(3)
Mark S. Andrekovich	289,125	—	19,853	—	1,509,109
David R. Francis	—	—	—	—	—
________________

(1)	For Mr. Caswell and Mr. Andrekovich, the deferrals were made under the Deferred Compensation Plan. For Mr. Nadeau, the deferral was made under the 2017 Equity Incentive Plan.

(2)
Amount reflects the value of RSUs granted under the 2017 Equity Incentive Plan (and described in footnote 3 to the Option Exercises and Stock Vested Table above), that vested in 2018 which Mr. Nadeau elected to defer. The value was determined based on the number of RSUs vested and deferred multiplied by the market value of the underlying shares on the vesting date.

(3)
Amount reflects the aggregate value of the vested and deferred RSUs based on the $65.06 closing price of a share of our common stock on the last business day of our fiscal year ended September 30, 2018.

Supplemental Discussion of Deferred Compensation Plan

The MAXIMUS Deferred Compensation Plan is a non-tax-qualified, deferred compensation plan offered by the Company to certain highly-compensated employees including the named executive officers. A participant may elect to defer receipt of up to 80% of salary, 100% of bonus payments and any refunds of excess 401(k) Plan contributions. Participants may also defer receipt of all or a portion of their RSU awards under the 2017 Equity Incentive Plan. Participants choose from investment alternatives which are used to measure the gains or losses that will be attributed to the participant’s deferral account over time. RSU awards are maintained as stock units and distributed only in the form of shares of the Company’s stock. The plan includes a discretionary 50% match by the Company on the first 1% of employee salary deferrals. As required by IRS regulations, deferral elections are made in a year prior to the year in which the compensation is earned. Elections for the distribution of deferrals may be made during employment as an in-service withdrawal, in a lump sum or installments upon termination of employment, or as a lump sum payment in the event of a change in control of the Company. Distribution elections may be changed in accordance with IRS rules. The Company partially funds the plan through variable universal life insurance. Participants in the plan are general creditors of the Company for payment of their deferral accounts. The plan has been amended to comply with Section 409A of the Internal Revenue Code.

Potential Payments upon Termination

The Compensation Committee has adopted severance guidelines that would apply to executive officers in the event of a lay off or termination of employment for reasons other than cause (and not in connection with a change in control of the Company). The guidelines provide for the following benefits in exchange for a release by the executive of all claims against the Company:

•	a severance amount equal to one times (two times in the case of the CEO) an executive’s base salary plus the lesser of his/her target bonus or previous year’s actual bonus;

•	one year’s worth of executive-level outplacement services;

•	benefits continuation for one year;

•
unvested stock options and RSUs shall generally be forfeited; however, the Compensation Committee retains discretion to approve continued or accelerated vesting, with the expectation that such discretion shall be exercised rarely;

•	executives with written agreements or offer letters that address severance shall be entitled to whatever higher level of compensation and benefits might be set forth in those documents.

The cash payments and (where applicable) continued RSU vesting for each of the named executive officers, if his employment had been terminated at the end of fiscal year 2018 for reasons other than cause (and not in connection with a change in control of the Company), are reflected in the table below. Each amount reflects his 2018 salary and the lower of the target bonus or previous year’s actual bonus and includes an estimated amount for continued employee benefits and outplacement services, as described above.

Name	Cash-Based			Equity-Based		Total Pre-Tax Benefit ($)
	Cash Severance ($)	Misc. Benefits ($)(1)	Total Cash-Based ($)	Stock-Based Awards ($)
Bruce L. Caswell(2)	2,800,000	87,500	2,887,500	5,023,673	(4)	7,911,173
Richard A. Montoni(3)	1,000,000	65,000	1,065,000	5,042,930	(4)	6,107,930
Richard J. Nadeau	831,250	65,000	896,250			896,250
Mark S. Andrekovich	664,000	65,000	729,000			729,000
David R. Francis	640,000	65,000	705,000			705,000
________________

(1)
The miscellaneous benefits amount includes an estimated $50,000 intended for outplacement services. It also includes 12 months worth of employee benefits (30 months in the case of Mr. Caswell pursuant to the terms of his employment agreement) which include medical, dental, life insurance, and disability benefits made available to an executive (and his or her eligible dependents) prior to termination.

(2)	Effective April 1, 2018, Mr. Caswell's entitlement to compensation upon termination of employment is governed by his Employment Agreement as described above in Supplemental Discussion of Compensation.

(3)	Effective April 1, 2018, Mr. Montoni's entitlement to compensation upon termination of employment is governed by his Amended Agreement as described above in Supplemental Discussion of Compensation.

(4)	Mr. Caswell's and Mr. Montoni’s employment agreements provide for the continued vesting of RSUs over their remaining terms if their employment is terminated without cause.

Potential Payments upon Change in Control Involving Employment Termination

In 2006, the Compensation Committee also adopted an Income Continuity Program for our executive officers. The program provides each participant with compensation, benefits and rights if the following events occur:

•
we terminate the participant’s employment without “cause,” or a participant resigns for “good reason,” within 36 months following a “change in control” (as each of those terms is defined in the program); or

•
the participant’s employment is terminated one year prior to a change in control at the request of a party involved in such change in control, or otherwise in connection with or in anticipation of a change in control.

This program is a “double-trigger” program meaning that there must be both a change in control and a termination of a participant’s employment for any benefits based on salary, bonus or benefits to be payable under the program. (As described in the next section, RSUs for all employees would vest upon a change in control.) The compensation, benefits and rights to which a participant would be entitled include the following items:

•
a lump sum cash payment equal to the sum of (i) any unpaid salary through the date of termination, (ii) any bonus earned but unpaid as of the date of termination for any previously completed year, (iii) reimbursement for any unreimbursed expenses incurred prior to the date of termination, and (iv) an amount equal to 200% (300% in the case of the Chief Executive Officer) of base salary and bonus (which is defined as the higher of the individual’s target bonus or the average of the actual bonuses paid over the previous three years);

•
the vesting of any unvested stock options, RSUs or similar equity incentives that are outstanding on the date of termination (to the extent that such awards have not vested in connection with a change in control; see the description of terms applicable to RSU awards in the next section below);

•	continued eligibility for employee benefits for a period of 24 months (36 months in the case of the Chief Executive Officer) following the date of termination; and

•	a lump sum, payable within ten days following the date of termination, equal to $50,000, which is intended for outplacement and financial planning services.

The program also provides for the continuation of indemnification and directors’ and officers’ liability insurance coverage as permitted by law and the potential reimbursement of the participant’s costs and expenses in connection with any legal proceedings relating to the program. The Company does not provide excise tax gross-ups.

The initial term of the program continued until December 31, 2009 with automatic one-year renewals commencing on December 31, 2009 and each December 31 thereafter, unless we notify participants no later than October 31 of a particular year that we will not extend the program.  The program nevertheless will remain in effect for not less than three years following a change in control.

The total pre-tax benefit for each of the named executive officers is reflected in the table below as if his employment had been terminated at the end of fiscal year 2018 following a change in control. Each amount includes an estimate for continued employee benefits and outplacement and financial planning services, as described above.

Name	Cash-Based			Equity-Based	Total Pre-Tax Benefit ($)
	Cash Severance ($)	Misc. Benefits ($)(1)	Total Cash-Based ($)	Stock-Based Awards ($)
Bruce L. Caswell(2)	4,550,000	95,000	4,645,000	5,023,673	9,668,673
Richard A. Montoni(3)	1,000,000	65,000	1,065,000	5,042,930	6,107,930
Richard J. Nadeau	2,483,333	80,000	2,563,333	4,194,028	6,757,361
Mark S. Andrekovich	1,458,000	80,000	1,538,000	1,671,002	3,209,002
David R. Francis	1,376,666	80,000	1,456,666	1,638,601	3,095,267
________________

(1)
The miscellaneous benefits amount includes $50,000 intended for outplacement and financial planning services, but which may be used for any purpose. It also includes 36 months worth of employee benefits in the case of the Chief Executive Officer, 12 months worth of employee benefits in the case of Mr. Montoni (pursuant to his Amended Agreement) and 24 months worth of employee benefits in the case of the other NEOs which include medical, dental, life insurance and disability benefits made available to an executive (and his or her eligible dependents) prior to a change in control.

(2)	Mr. Caswell's Employment Agreement incorporates the terms of the Company's Income Continuity Program.

(3)
Effective April 1, 2018, Mr. Montoni's entitlement to compensation upon termination of employment will be governed by his Amended Agreement as described above in Supplemental Discussion of Compensation.

Other Potential Benefits upon Change in Control or Death of Participant

Under the terms and conditions applicable to all RSU awards held by MAXIMUS employees, unvested RSUs vest immediately upon (i) a change in control of the Company (as defined in our 2017 Equity Incentive Plan) or (ii) the death of the participant if the participant was employed by the Company at the time of his or her death.

The total pre-tax benefit for each of the NEOs is reflected in the table below as if there were a change in control of the Company (not involving a termination of employment) or the death of the executive at the end of fiscal year 2018.

Name	Cash-Based	Equity-Based	Total Pre-Tax Benefit ($)
	Cash Severance ($)	Stock-Based Awards ($)(1)
Bruce L. Caswell	—	5,023,673	5,023,673
Richard A. Montoni	—	5,042,930	5,042,930
Richard J. Nadeau	—	4,194,028	4,194,028
Mark S. Andrekovich	—	1,671,002	1,671,002
David R. Francis	—	1,638,601	1,638,601
____________

(1)	Note that the amounts in this column are included in the preceding table reflecting Potential Payments upon Change in Control Involving Employment Termination and are not in addition to those amounts.

CERTAIN RELATIONSHIPS
AND RELATED PERSON TRANSACTIONS

Our Audit Committee is responsible for reviewing and approving related person transactions, as defined in applicable rules promulgated by the SEC. Officers and directors are required to bring any potential related person transaction to Company legal counsel. In addition, Company legal counsel conducts quarterly surveys of the Board of Directors and senior management of the Company to ensure the Company maintains a current list of potential related persons. Company legal counsel would present any actual or proposed transactions with related persons to the Audit Committee for its review and approval. In the event that a related person transaction is not approved in advance, the Audit Committee has the ability to ratify such transactions. For the fiscal year 2018, the Company did not have any related person transactions.

PROPOSAL 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

We are requesting your advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (beginning on page 30 above), the compensation tables (beginning on page 36 above), and any related material contained in this proxy statement. We are including this proposal as required under Section 14A of the Exchange Act (which was added by the Dodd-Frank Act and the related rules of the SEC). This proposal, commonly known as a "Say-on-Pay" proposal, gives shareholders the opportunity to vote on our executive pay program and policies through the following resolution:

"Resolved, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in the proxy statement for this meeting."

While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote when making future executive compensation decisions for the Company’s named executive officers.
Discussion
We believe that our compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are closely aligned with the long-term interests of the Company and its shareholders. MAXIMUS has been successful in attracting and retaining highly-qualified executives who helped the Company deliver record EPS in 2018.

The Compensation Committee evaluates the Company’s compensation practices regularly to ensure that those practices are both responsible and properly aligned with the long-term interests of our owners. Those practices include:

•
substantial emphasis on performance-based incentive compensation -- 83% of the target compensation of Mr. Caswell and at least 67% of the target compensation of the other named executive officers is variable, at-risk compensation

•	no guarantees of salary increases, bonuses or equity awards

•	modest executive benefits and perquisites

•	no extraordinary relocation benefits (including home buy-outs)

•	no repricing of stock options without mandatory shareholder consent

•	cash-based payments under the Income Continuity Program based on a double trigger (i.e., a change in control coupled with a termination of employment) and no tax gross-up

•	equity ownership requirements for directors and executive officers

•	anti-hedging policy applicable to all directors, officers and employees

•	clawback policy applicable to executive officers for incentive payments and equity-based awards

•	reasonable burn rate for equity awards

•	overall compensation in line with that of comparable companies.

We currently conduct the “Say-on-Pay” on an annual basis. We expect the next such “Say-on-Pay” vote will be held at the 2020 Annual Meeting of Shareholders. The number of shares voted "for" the proposal must exceed the number of shares voted "against" the proposal, voted in person or by proxy at the Annual Meeting, for adoption of Proposal No. 3. If you sign and return your proxy card, the proxy holders will vote "for" Proposal No. 3 unless you mark your proxy card otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND ANY RELATED MATERIAL CONTAINED IN THIS PROXY STATEMENT.

OUR SHAREHOLDERS - SECURITY OWNERSHIP

The following tables show the number of shares of our common stock beneficially owned as of January 18, 2019 (unless otherwise indicated), by (i) the only persons known by us to own more than five percent of our outstanding shares of common stock, (ii) our directors and director nominees, (iii) the executive officers named in the Summary Compensation Table contained under the heading “Executive Compensation” in this proxy statement and (iv) all of our current directors and executive officers as a group. Unless set forth in the tables below, the address of each beneficial owner is c/o MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

The number of shares shown in the table below as beneficially owned by each holder is based upon the rules of the SEC. Under SEC rules, beneficial ownership includes any shares over which a person has sole or shared voting or investment power, as well as shares which the person has the right to acquire within 60 days by exercising any stock option or other right and shares of restricted stock that will vest with 60 days. Accordingly, this table includes shares that each person has the right to acquire on or before March 19, 2019. Unless otherwise indicated, to the best of our knowledge, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares listed in the table. By including in the table shares that he or she might be deemed beneficially to own under SEC rules, a holder does not admit beneficial ownership of those shares for any other purpose.

To compute the percentage ownership of any shareholder or group of shareholders in the following tables, the total number of shares deemed outstanding consists of 63,797,978 shares that were outstanding on January 18, 2019 rather than the percentages set forth in the shareholders’ filings with the SEC.

Security Ownership of Certain Beneficial Owners

The following table shows the number of shares of our common stock beneficially owned by the only persons known by us to own more than five percent of our outstanding shares of common stock as of January 18, 2019 (unless otherwise indicated):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	6,674,541(1)	10.5%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,555,999(2)	10.3%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	3,954,106(3)	6.2%
Victory Capital Management Inc. 4900 Tiedeman Road, 4th Floor Brooklyn, Ohio 44144	3,288,315(4)	5.2%
________________

(1)
According to a Schedule 13G/A filed with the SEC on January 19, 2018, BlackRock, Inc. reported that through BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Shweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management LLC and FutureAdvisor, Inc., it had sole dispositive power over 6,674,541 shares of common stock and sole voting power with respect to 6,540,158 shares of common stock.

(2)
According to a Schedule 13G/A filed with the SEC on May 9, 2018, The Vanguard Group reported that it had sole dispositive power over 6,432,537 shares of common stock, shared dispositive power over 123,462 shares of common stock, sole voting power with respect to 121,923 shares of common stock and shared voting power with respect to 8,021 shares of common stock.

(3)
According to a Schedule 13G/A filed with the SEC on February 13, 2018, FMR LLC and Abigail P. Johnson reported that they had sole dispositive power over 3,954,106 shares of common stock, and FMR LLC reported that it had sole voting power with respect to 1,794,827 shares of common stock.

(4)
According to a Schedule 13G filed with the SEC on February 9, 2018, Victory Capital Management Inc. reported that it had sole dispositive power over 3,288,315 shares of common stock and sole voting power with respect to 3,167,815 shares of common stock.

Security Ownership of Management

The following table shows the number of shares of our common stock beneficially owned by our directors and director nominees, the executive officers named in the Summary Compensation Table contained in this proxy statement and all of our current directors and executive officers as a group as of January 18, 2019 (unless otherwise indicated).

	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Directors and Director Nominees
Anne K. Altman	12,047	*
Russell A. Beliveau	118,760	*
Bruce L. Caswell	68,125	*
Paul R. Lederer	71,215	*
Richard A. Montoni	429,874	*
Peter B. Pond	267,434	*
Gayathri Rajan	7,790	*
Raymond B. Ruddy	368,944	*
Named Executive Officers (except Directors)
Mark S. Andrekovich	19,272	*
David R. Francis	10,018	*
Richard J. Nadeau	40,808	*
All directors and executive officers as a group (12 persons)	1,414,287	2.2%
________________

*	Percentage is less than 1% of all outstanding shares of common stock.

(1)
The non-employee directors have elected to defer receipt of restricted stock units ("RSUs") for tax purposes over periods varying from one year until termination of their board service. Therefore, the amounts also include the following deferred/unvested RSUs that will vest within 60 days or could vest within 60 days in the event a non-employee director’s service on the Board of Directors terminated: Altman 4,436, Beliveau 82,043, Pond 247,804, Rajan 3,696, Ruddy 187,092, and all directors and executive officers as a group 668,232.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, our executive officers and anyone owning beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to file with the SEC reports of their ownership and changes of their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations that no other reports were required, we believe that during our 2018 fiscal year, our directors, executive officers and ten percent beneficial owners timely filed all applicable Section 16(a) reports.

GENERAL INFORMATION ABOUT VOTING

Who can vote. You will be entitled to vote your shares of MAXIMUS common stock at the Annual Meeting if you were a shareholder of record at the close of business on January 18, 2019. As of that date, 63,797,978 shares of common stock were outstanding and entitled to vote at the Annual Meeting. You are entitled to one vote on each item voted on at the meeting for each share of common stock that you held on January 18, 2019.

How to vote your shares. You may vote your shares either by voting in person at the Annual Meeting or by voting by proxy. If you choose to vote by proxy, you may vote your shares in any of the following ways:

•
By Internet. You may vote online by accessing www.proxyvote.com and following the on-screen instructions. Have your Notice or proxy card available when you vote. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

•
By Telephone. You may vote by calling toll free 1-800-690-6903 and following the instructions. You will need the control number included on the Notice or on your proxy card, as applicable. Have your Notice or proxy card available when you vote. If you vote by telephone, you do not need to return a proxy card.

•	By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided.

•
In Person. If you are a shareholder of record, you may vote in person at the Annual Meeting. You will receive a ballot when you arrive. If you are a beneficial owner of shares held in street name, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares in order to vote your shares in person at the Annual Meeting. Follow the instructions on the Notice to obtain the legal proxy.

Online and telephone voting are available through 11:59 p.m. Eastern Time on March 19, 2019.

If you vote by proxy, the named proxies (Richard J. Nadeau, Dominic A. Corley and David R. Francis) will vote your shares as you have instructed. If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, the proxies will vote your shares in favor of each of the proposals recommended by the Board of Directors contained in this proxy statement. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, it could result in a “broker non-vote.” For more information, see “Abstentions and broker non-votes” below.

Quorum. A quorum of shareholders is required in order to transact business at the Annual Meeting. A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either in person or by proxy, to constitute a quorum. Abstentions and broker non-votes are counted in determining whether a quorum is present at the meeting.

Number of votes required. The number of votes required to approve each of the proposals scheduled to be presented at the Annual Meeting is as follows:

Proposal	Required Vote
1. Election of directors	For each nominee, a majority of the votes cast are “for” such nominee.
2. Ratification of the Audit Committee’s selection of independent registered accounting firm	The number of votes cast "for" the proposal exceed the number of votes cast "against" the proposal.
3. Advisory vote to approve named executive officer compensation	The number of votes cast "for" the proposal exceed the number of votes cast "against" the proposal.

Shares held through a bank, broker or other nominee. If you hold your shares in "street name" through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To instruct your bank, broker or nominee how to vote, you should follow the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called “routine matters” but will not be permitted to exercise voting discretion with respect to non-routine matters, as described below. We urge you to provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the meeting.
Abstentions and broker non-votes. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority on a particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.” A broker cannot vote on the election of directors or on matters relating to executive compensation without instructions; therefore, there may be broker non-votes on Proposals 1 and 3. A broker may vote on the ratification of the independent registered accounting firm without instructions from you; therefore, no broker non-votes are expected in connection with Proposal 2. Abstentions and broker non-votes will not count as votes cast with respect to the proposals listed above. Therefore, abstentions and broker non-votes will have no effect on the voting on these matters at the Annual Meeting.

Discretionary voting by proxies on other matters. Aside from the proposals listed above, we do not know of any other proposal that may be presented at the 2019 Annual Meeting of Shareholders. However, if another matter is properly presented at the meeting, the persons named as proxies (Richard J. Nadeau, Dominic A. Corley and David R. Francis) will exercise their discretion in voting on the matter.

How you may revoke your proxy. You may revoke your proxy at any time before the named proxies exercise it at the Annual Meeting by substituting a subsequent vote using any of the methods described in “How to vote your shares” above or by timely delivering a written notice of revocation to our Corporate Secretary that is dated later than the date of your proxy.

Expenses of solicitation. We will bear all costs of soliciting proxies. We will request that brokers, custodians and fiduciaries forward proxy soliciting material to the beneficial owners of stock held in their names, for which we will reimburse their out-of-pocket expenses. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and/or personal interviews.

Shareholders sharing the same surname and address. In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of the Notice. This practice is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have additional copies of our annual report, proxy statement or Notice mailed to you, please call or write us at our corporate headquarters, 1891 Metro Center Drive, Reston, Virginia 20190, Attn: Vice President of Investor Relations, telephone: (800) 368-2152. If you want to receive separate copies of the proxy statement, annual report to shareholders or Notice in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

SHAREHOLDER PROPOSALS FOR
OUR 2020 ANNUAL MEETING OF SHAREHOLDERS

Generally, our bylaws require a shareholder who wishes to bring business before or propose director nominations at an annual meeting of shareholders to give written notice to the Chairman of the Board, the Chief Executive Officer or the Corporate Secretary at least 45 days before the meeting. However, if we have given less than 60 days notice or public disclosure of the date of the meeting, then we must receive a shareholder’s notice no later than the close of business on the 15th day after our notice or disclosure was given. A shareholder notice of business to be brought before an annual meeting or of director nominations at an annual meeting must contain the information specified in our bylaws.

In addition, if we do not receive your proposal for presentation at the 2020 Annual Meeting of Shareholders at least 45 days before the meeting date (or if we have given less than 60 days notice or public disclosure of the meeting date, no later than the close of business on the 15th day after our notice or disclosure was given), then the named proxies will be permitted to use their discretionary voting authority for such proposal, without having advised shareholders of the proposal in the proxy statement for the 2020 Annual Meeting of Shareholders.

Any proposal you intend to present at the 2020 Annual Meeting of Shareholders in accordance with Rule 14a-8 under the Exchange Act must be received by MAXIMUS at our principal office at 1891 Metro Center Drive, Reston, Virginia 20190, Attention: Corporate Secretary, not later than October 7, 2019 if you wish to have it included in the proxy statement and form of proxy for that meeting.

OTHER MATERIALS

Our 2018 Annual Report, which includes our Annual Report on Form 10-K for the year ended September 30, 2018 as filed with the SEC on November 20, 2018, is being made available to you on the Internet along with this notice and proxy statement on or about February 4, 2019.

Upon written request, we will provide any recipient of this proxy statement, free of charge, one copy of our complete Annual Report on Form 10-K for the year ended September 30, 2018. If the person making the request was not a shareholder of record on January 18, 2019, then the request must include a good faith representation that the requestor was a beneficial owner of our common stock as of the close of business on such date. Requests should be directed to the Vice President of Investor Relations, MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

By Order of the Board of Directors,

Date: January 25, 2019	By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary

MAXIMUS

MAXIMUS, INC.
1891 METRO CENTER DRIVE
RESTON, VA 20190
ATTN: DAVID FRANCIS

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors: Class I Directors

Nominees	For	Against	Abstain
01 Anne K. Altman	☐	☐	☐
02 Paul R. Lederer	☐	☐	☐
03 Peter B. Pond	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2 Ratification of the appointment of Ernst & Young LLP as our independent public accountants for our 2019 fiscal year.	☐	☐	☐
3 Advisory vote to approve the compensation of the Named Executive Officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000393920_1 R1.0.1.17

MAXIMUS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com

MAXIMUS, INC.
Annual Meeting of Shareholders
March 20, 2019 at 11:00 AM (Eastern Time)
This proxy is solicited by the Board of Directors

The shareholder hereby appoints Richard J. Nadeau, Dominic A. Corley and David R. Francis, and each of them acting singly, as the attorneys and proxies of the shareholder, with the full power of substitution, and hereby authorizes them to represent and to vote, as designated on this ballot, all of the shares of capital stock of MAXIMUS, Inc. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held on March 20, 2019, and at all adjournments thereof, at the corporate headquarters at 1891 Metro Center Drive in Reston, Virginia, hereby revoking any proxy heretofore given with respect to such shares.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000393920_2 R1.0.1.17

Continued and to be signed on reverse side

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on March 20, 2019

MAXIMUS, INC.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: January 18, 2019
Date: March 20, 2019 **Time:** 11:00 AM EDT
Location: Maximus, Inc.
1891 Metro Center Drive
Reston, Virginia

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

0000393918_1 R1.0.1.17

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement   2. Form 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before March 06, 2019 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "*legal proxy.*" To do so, please follow the instructions at *www.proxyvote.com* or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

0000393918_2 R1.0.1.17

Voting items

The Board of Directors recommends you vote FOR the following proposal(s):

1. Election of Directors: Class I Directors

Nominees

01 Anne K. Altman

02 Paul R. Lederer

03 Peter B. Pond

The Board of Directors recommends you vote FOR the following proposal(s):

2 Ratification of the appointment of Ernst & Young LLP as our independent public accountants for our 2019 fiscal year.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000393918_3 R1.0.1.17